Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

AMONG

UNITED NATURAL FOODS, INC.

and

UNFI CANADA, INC.

and

SUNOPTA INC.

and

DRIVE ORGANICS CORP.

TABLE OF CONTENTS

Article 1. INTERPRETATION		2
1.1	Definitions	2
1.2	Best Knowledge	13
1.3	Currency	13
1.4	Governing Law	13
1.5	Interpretation Not Affected by Headings	13
1.6	Number and Gender	13
1.7	Time of Essence	13
1.8	Severability	13
1.9	Accounting Terms	13
1.10	Calculation of Time Periods	13
1.11	Statutory Instruments	14
1.12	Including But Not Limited To	14
1.13	Incorporation of Schedules and Exhibits	14

Article 2. PURCHASE AND SALE		15
2.1	Purchased Assets	15
2.2	Purchase Price	15
2.3	Payment of Purchase Price	15
2.4	Assumption of Liabilities	16
2.5	Post-Closing Adjustments to Purchase Price	16
2.6	Allocation of Purchase Price	17
2.7	ETA Elections	18
2.8	Transfer Taxes	18
2.9	Income Tax Election	18
2.10	Waiver of Bulk Sales Act	19
2.11	Assignment of Restricted Rights	19

Article 3. REPRESENTATIONS AND WARRANTIES		20
3.1	Representations and Warranties of the Vendor	20
3.2	Representations and Warranties of the Purchaser and Purchaser Parent	44
3.3	Survival of Covenants, Representations and Warranties of the Vendor and Drive Organics	45
3.4	Survival of Covenants, Representations and Warranties of the Purchaser and Purchaser Parent	46

Article 4. COVENANTS		47
4.1	Conduct During Interim Period	47
4.2	Access to Information	49
4.3	Supplements to Schedules	50
4.4	Satisfaction of Closing Conditions	51
4.5	Delivery of Records	51
4.6	Employees	51
4.7	Employee Plans	52

i

4.8	Non-Solicitation	53
4.9	Taxes	53
4.10	Purchaser's Covenant to Assist in Preparation of Vendor Financial Statements	54
4.11	Change of Name of Drive Organics	54

Article 5. CONDITIONS OF CLOSING		54
5.1	Conditions for the Benefit of the Purchaser and the Purchaser Parent	54
5.2	Conditions for the Benefit of the Vendor	57

Article 6. TERMINATION		58
6.1	Termination	58
6.2	Effect of Termination	59

Article 7. CLOSING ARRANGEMENTS		59
7.1	Place of Closing	59
7.2	Deliveries at the Closing	59

Article 8. INDEMNIFICATION		60
8.1	Indemnification by the Vendor	60
8.2	Indemnification by the Purchaser and Purchaser Parent	61
8.3	Notice of Claim	61
8.4	Procedure for Indemnification	62
8.5	General Indemnification Rules	62

Article 9. GENERAL		64
9.1	Confidentiality	64
9.2	Notices	64
9.3	Public Announcements and Disclosure	66
9.4	Assignment	66
9.5	Best Efforts	66
9.6	Expenses	66
9.7	Further Assurances	67
9.8	Specific Enforcement	67
9.9	Entire Agreement	67
9.10	Investment Canada Act Notification	67
9.11	Waiver, Amendment	67
9.12	Rights Cumulative	67
9.13	Counterparts	68

ii

ASSET PURCHASE AGREEMENT

THIS AGREEMENT made as of the 10th day of May, 2010,

AMONG:

UNITED NATURAL FOODS, INC.,
a corporation existing under the laws of the State of Delaware
(the "Purchaser Parent")

and

UNFI CANADA, INC.,
a corporation existing under the laws of Canada (the "Purchaser")

and

SUNOPTA INC.,
a corporation existing under the laws of Canada
(the "Vendor")

and

DRIVE ORGANICS CORP.,
a corporation existing under the laws of the Province of British Columbia
(the "Drive Organics")

RECITALS:

WHEREAS, the Vendor carries on, among other things, the business of the distribution of organic, natural, kosher, and specialty foods throughout Canada through its Distribution Group division (as that division is described in the Vendor's Annual Report on Form 10-K as filed with the United States Securities and Exchange Commission (the "SEC") on March 11, 2010) (the "SunOpta Distribution Group");

WHEREAS, the Purchaser wishes to purchase or acquire substantially all of the assets, property and undertaking used in the conduct of, necessary for, or relating primarily to, the business and operations of the SunOpta Distribution Group as it relates to the organic, natural, kosher, and specialty foods business together with the business and operations of Drive Organics, but excluding the Natural Health Products Business (as defined below) (the "Business"), on the terms and conditions of this Agreement; and

WHEREAS, the Vendor and Drive Organics wish to sell, assign and transfer substantially all of the assets, property and undertaking used in the conduct of, necessary for, or relating primarily to, the Business, on the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein, and of the mutual benefits to be derived hereby, the Parties agree as follows:

ARTICLE 1.
INTERPRETATION

1.1

Definitions. In this Agreement and in the schedules, the following terms and expressions will have the following meanings:

(a)

"Accounts Receivable" means all accounts receivable, trade accounts, notes receivable, book debts and other debts due or accruing due to the Vendor or Drive Organics in respect of the Business and the benefit of all security for such accounts, notes and debts;

(b)

"Accrued Liabilities" means Assumed Liabilities incurred as of the Closing Time but which are not yet due and payable as of the Closing Time (excluding reserves and contingent amounts) to the extent reflected as such on the Final Closing Balance Sheet;

(c)

"Adjustment Amount" has the meaning ascribed to it in Section 2.5(f);

(d)

"Affiliate" of any Person means, at the time such determination is being made, any other Person controlling, controlled by or under common control with such first Person, in each case, whether directly or indirectly, and "control" and any derivation thereof means the power to, directly or indirectly, direct the management and policies, business or affairs of a Person whether through the ownership of voting securities or otherwise;

(e)

"Agreement" means this asset purchase agreement and all instruments amending it; "hereof", "hereto" and "hereunder" and similar expressions mean and refer to this Agreement and not to any particular Article, Section, or other subdivision; "Article", "Section" or other subdivisions of this Agreement followed by a number means and refers to the specified Article, Section or other subdivision of this Agreement;

(f)

"Ancillary Agreements" means collectively, the Transition Services Agreement, the Vendor Non-Competition and Non-Solicitation Agreement and the Reciprocal Natural Health Products Non-Competition Agreement;

(g)

"Appurtenances" means privileges, rights, easements and appurtenances both at law and equity belonging to or for the benefit of Real Properties, including means of access between Real Properties and a public way, rights in respect of or for any other uses upon which the present use is dependent (such as pipelines, cables, railway sidings) and rights existing in and to any streets, alleys, passages and other rights-of-way.

(h)

"Assessment" shall include a reassessment or additional assessment and the term "assessed" shall be interpreted in the same manner;

(i)

"Assumed Liabilities" means any and all Liabilities existing at or arising after the Closing Date (i) relating exclusively to the Business or the Purchased Assets that are (A) reflected on the balance sheet contained in the Financial Statements (but excluding the "current portion of long-term payables" and "long-term payables") or (B) incurred after the Financial Statements Date in the ordinary course of business and consistent with past practice and in accordance with the terms of this Agreement (applied as if the provisions of Sections 4.1(1)(a), (b), (c) and (e) and 4.1(7) had been in effect since the Financial Statements Date through the Closing Date) (ii) arising out of the agreements, Contracts and commitments included in the Purchased Assets, but not including any Liability for any breach thereof occurring prior to the Closing Date; or (iii) listed on Schedule 1.1(i);

(j)

"Business" has the meaning ascribed to it in the recitals hereto and includes, for greater certainty, the Business as carried on directly by the Vendor and indirectly by the Vendor through any Affiliate of the Vendor, including Drive Organics. For the avoidance of doubt, the Business shall include the entire SunOpta Distribution Group, excluding the Natural Health Products Business;

(k)

"Business Day" means any day other than a Saturday, a Sunday or a statutory holiday in the Province of Ontario or any other day on which the principal chartered banks located in the City of Toronto, Ontario or any commercial bank located in the City of New York, New York are not open for business during normal banking hours;

(l)

"Claim" means claims, demands, complaints, grievances, actions, applications, suits, causes of action, orders, charges, indictments, prosecutions, informations or other similar proceedings, processes, Assessments, judgments, debts, Liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value;

(m)

"Closing" means the completion of the Transactions pursuant to this Agreement at the Closing Time;

(n)

"Closing Date" shall be the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transaction (other than conditions that are satisfied with respect to actions the respective Parties will take at the Closing itself), or such other date as the Parties may mutually determine;

(o)

"Closing Time" means 8:00 a.m. in the City of Toronto, Ontario on the Closing Date or such other time on the Closing Date as the Parties may agree upon as the time at which the Closing shall take place;

(p)

"Consent" means a license, Permit, approval, consent, certificate, registration or authorization (including, without limitation, those made or issued by a Regulatory Authority, in respect of a Contract, or otherwise);

(q)

"Contract" means any agreement, understanding, indenture, contract, lease, deed of trust, license, option, instrument or other commitment, whether written or oral;

(r)

"Confidentiality Agreement" means that certain confidentiality agreement dated October 30, 2009 between the Purchaser Parent and the Vendor;

(s)

"Draft Closing Balance Sheet" has the meaning ascribed to it in Section 2.5(a);

(t)

"Drive Organics Shares" means all of the issued and outstanding shares in the capital of Drive Organics;

(u)

"Employee" means individuals employed by the Vendor, on a full-time, part-time or temporary basis, employed in the operation of the Business, including those employees of the Business on disability leave, parental leave or other absence;

(v)

"Employee Plans" has the meaning ascribed to it in Section 3.1(35)(b);

(w)

"Encumbrances" means mortgages, charges, pledges, security interests, liens, easements, encumbrances, reservations, restrictions, title retention agreements, development or similar agreements, title defects, rights of way, rights of first refusal, options, leases, actions, claims (including adverse claims), demands and equities and all other encumbrances of any nature whatsoever or howsoever arising and any rights or privileges capable of becoming any of the foregoing;

(x)

"Environmental Consents" has the meaning ascribed to it in Section 3.1(34)(a)(ii);

(y)

"Environmental Laws" has the meaning ascribed to it in Section 3.1(34)(a)(i);

(z)

"ETA" means the Excise Tax Act (Canada);

(aa)

 "Excluded Assets" means: (i) all cash and cash equivalents of the Vendor;

(ii)

all income Tax installments paid by the Vendor and the right to receive any refund of income Taxes paid by the Vendor under the ITA, for periods ending on or prior to the Closing Date;

(iii)

all assets relating exclusively to the Natural Health Products Business of the Vendor;

(iv)

all corporate, financial, taxation and other Records of the Vendor not pertaining primarily to the Business or Purchased Assets or which the Vendor is required, at Law, to maintain possession;

(v)

the Excluded Contracts;

(vi)

the Employee Plans, other than those assumed by the Purchaser in accordance with Section 4.7(4) if any; and

(vii)

the back-office information technology equipment set forth on Schedule 1.1(aa);

(bb)

"Excluded Contracts" means those Contracts identified on Schedule 1.1(bb);

(cc)

"Excluded Liabilities" means every Liability of the Vendor or its Affiliates, including, but not limited to, Drive Organics, other than the Assumed Liabilities (whether accrued, absolute, contingent, known or unknown, or otherwise, no matter whether arising on, before, or after the Closing Date, and whether or not disclosed by the Vendor or otherwise reflected or reserved against in the Financial Statements or the Records), and without limiting the generality of the foregoing and by way of example only, in no event shall the Purchaser, the Purchaser Parent or any Affiliates of the Purchaser or the Purchaser Parent assume or incur any Liability in respect of, and the Vendor or Drive Organics, as applicable, shall remain bound by and liable for, and shall pay, discharge or perform when due, the following Liabilities related to the Business:

(i)

any Liability of the Vendor or any Affiliate thereof, including, but not limited to Drive Organics, to any bank or other financial institution by way of loan or other credit facility;

(ii)

any Liability of the Vendor or any Affiliate thereof, including, but not limited to Drive Organics, for any personal injuries claims arising by reason of the occurrence on or before the Closing Time of any injury, accident or other alleged damage-causing event with respect to the operations of the Vendor or such Affiliate on or prior to the Closing Time or relating to products sold or services performed by the Vendor or such Affiliate on or before the Closing Time that provide the basis for a personal injury claim after the Closing Time;

(iii)

other than routine indebtedness for out-of-pocket expenses incurred by Employees in the ordinary course of business and consistent with past practice at the Closing Date and the Leases identified on Schedule 1.1(cc)(iii) (which Liabilities will, for greater certainty, comprise part of the Assumed Liabilities), any Liability of the Vendor or any Affiliate thereof, including, but not limited to Drive Organics, to its shareholders, Affiliates or associates or any other person not dealing at arm's length with any of them;

(iv)

any Liability of the Vendor or any Affiliate thereof, including, but not limited to Drive Organics, for any Claims relating to the Excluded Assets;

(v)

any Liability of the Vendor or any Affiliate thereof, including, but not limited to Drive Organics, relating to the Pro Organics Disposition;

(vi)

any Liability of the Vendor or any Affiliate thereof, including, but not limited to Drive Organics, for any breach of any Laws, including Environmental Laws, relating to the operation of the Business or use of the Purchased Assets up to the Closing Date;

(vii)

any Liability of the Vendor or any Affiliate thereof, including, but not limited to Drive Organics, for any deferred income Tax, or for any other Taxes, duties or similar charges (including penalties, fines and interest);

(viii)

subject to the terms and conditions of this Agreement, any Liability of the Vendor or any Affiliate thereof, including, but not limited to Drive Organics, arising out of or incurred in connection with the negotiation, preparation and execution of this Agreement and the agreements contemplated hereby and the consummation of the Transactions contemplated hereby and thereby including Taxes and fees and expenses of counsel, accountants and other experts; and

(ix)

any Liability of the Vendor or any Affiliate thereof, including Drive Organics, for the Employee Plans, other than those assumed by the Purchaser, if any, in accordance with Section 4.7(4);

(dd)

"Final Closing Balance Sheet" has the meaning ascribed to it in Section 2.5(e)

(ee)

"Financial Statements" means the combined financial statements of the Business as of and for the fiscal year ended December 31, 2009, consisting of a balance sheet and an income statement, a copy of which is attached as Schedule 1.1(ee);

(ff)

"Financial Statements Date" means December 31, 2009, the date of the balance sheet included in the Financial Statements;

(gg)

"GAAP" means, at any time, generally accepted accounting principles in the United States, at the relevant time applied on a consistent basis;

(hh)

"Goodwill" means the goodwill of the Business and relating to the Purchased Assets, and information and documents relevant thereto including lists of customers and suppliers, credit information, telephone and facsimile numbers and research materials;

(ii)

"Governmental Authorizations" means authorizations, approvals, orders, licenses, including any Environmental Consents, franchises, Permits, certificates, Consents, directives, notices, variances or other rights issued to or required by the Vendor for the conduct of the Business or relating to any of the Purchased Assets by or from any Regulatory Authority;

(jj)

"Hazardous Substance" has the meaning ascribed to it in Section 3.1(34)(a)(iii);

(kk)

"Incurred" means, in relation to Claims under Employee Plans or Replacement Plans, the date on which the event giving rise to such claim occurred and, in particular: (i) with respect to a death or dismemberment claim, shall be the date of the death or dismemberment; (ii) with respect to a short-term or long-term disability claim, shall be the date of the injury or illness; (iii) with respect to an extended health care claim, including, without limitation, dental and medical treatments, shall be the date of treatment; and (iv) with respect to a prescription drug or vision care claim, the date that the prescription was filled;

(ll)

"Improvements" means plants, buildings, structures, fixtures, erections and improvements located on, over, under or upon Real Properties or included in the Purchased Assets and mechanical, electrical, plumbing, heating and air-conditioning systems relating to Real Properties, including any of the foregoing under construction;

(mm)

"Indemnified Party" has the meaning ascribed to it in Section 8.3;

(nn)

"Indemnifying Party" has the meaning ascribed to it in Section 8.3;

(oo)

"Insolvent" has the meaning ascribed to it in Section 3.1(39);

(pp)

"Intellectual Property" has the meaning ascribed to it in Section 3.1(37)(a);

(qq)

 "Interim Period" means the period from and including the date of this Agreement to and including the Closing Date;

(rr)

"Inventories" means all inventories of the Business, including, without limitation, all items that are held by the Vendor or Drive Organics for sale in the ordinary course of business, or that are to be consumed, directly or indirectly, in the sale of such items (including, without limitation, any packaging materials);

(ss)

"ITA" means the Income Tax Act (Canada);

(tt)

"Law" or "Laws" means common law and civil law and all requirements imposed by statutes, regulations, rules, ordinances, by-laws, decrees, codes, treaties, protocols, policies, judgments, orders, rulings, decisions, approvals, notices, permits, guidelines or directives, in each case of any Regulatory Authority;

(uu)

"Leased Premises" means the lands and/or premises leased, subleased, licensed to, or otherwise occupied by the Vendor or Drive Organics pertaining to the Business under the Leases and the interest of the Vendor or Drive Organics in the Improvements and Appurtenances thereon;

(vv)

"Leases" means the leases, subleases, agreements to lease, tenancy agreements and licenses included in the Purchased Assets under which the Vendor or Drive Organics occupies the Leased Premises, as listed in Schedule 3.1(33)(c);

(ww)

"Liability" or "Liabilities" means any liability or obligation (including as related to Taxes) whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due, regardless of when asserted;

(xx)

"Material Adverse Effect" means (i) any change, effect, fact, circumstance or event which, individually or when taken together with any other changes, effects, facts, circumstances or events, could reasonably be expected to be materially adverse to the assets, liabilities, condition (financial or otherwise), business, properties or results of operation of the Business or (ii) a material impairment of or delay in the ability of the Vendor to perform its obligations hereunder or consummate the Transactions contemplated hereby; excluding, in each case, however, unless such adverse impact disproportionately impacts the Vendor, any adverse effect due to changes, after the date of this Agreement, relating to or arising out of (A) conditions affecting the economy generally or the general market pertaining to the Business; (B) any natural disaster, national emergency, war or act of terrorism or international political or social conditions; (C) the execution or the public announcement of this Agreement; (D) any failure of the Business to achieve any financial, sales or other projection or forecast (it being understood, however, that any change, effect, fact, circumstance or event underlying such failure not otherwise excluded in the other exceptions (A) through (F) of this definition shall be taken into account in determining whether a Material Adverse Effect has occurred); (E) any breach by the Purchaser Parent of the Confidentiality Agreement; or (F) any change in GAAP or any change in interpretation thereof;

(yy)

"Material Contract" has the meaning ascribed to it in Section 3.1(26)(a);

(zz)

"Natural Health Products Business" means the sale and distribution of those natural health products supplier brands and product categories identified on Schedule 1.1(zz);

(aaa)

"Net Working Capital" means, at any point in time, with respect to the Business, (i) the amount of the total current assets of the Business included in the Purchased Assets, less (ii) the amount of the total current Liabilities of the Business included in the Assumed Liabilities, as determined in accordance with Schedule 1.1(aaa) . The Net Working Capital determination under Section 2.5(f) shall be made in accordance with the sample Net Working Capital calculation (as at December 31, 2009) prepared by the Vendor as set forth in Schedule 1.1(aaa);

(bbb)

"Parties" means the Vendor, Drive Organics, the Purchaser and the Purchaser Parent, and "Party" means any one of them;

(ccc)

"Permit" means all licenses, permits, orders, approvals, registrations and authorizations under all Laws or issued or granted by any Regulatory Authority;

(ddd)

"Permitted Encumbrances" means:

(i)

 inchoate statutory liens for Taxes, assessments and governmental charges not due as at the Closing Time;

(ii)

servitudes, easements, zoning restrictions, encroachments, reservations, rights-of-way and other similar rights in real property or any interest therein, provided the same are not of such nature as to materially, individually or in the aggregate, adversely affect the validity of title to or the value, marketability or use of the property subject thereto by the Vendor;

(iii)

 undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and Encumbrances claimed or held by any Regulatory Authority that have not at the time been filed or registered against the title to the asset or served upon the Vendor pursuant to law or that relate to obligations not due or delinquent;

(iv)

assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any Lease and liens or rights reserved in any Lease for rent or for compliance with the terms of such Lease;

(v)

security given in the ordinary course of business to any Regulatory Authority in connection with the operations of the Business, other than security for borrowed money or any extension of credit;

(vi)

the reservations in any original grants from the Crown of any real property or interest therein and statutory exceptions to title that do not materially detract from the value of the real property concerned or materially impair its use in the operation of the Business; and

(vii)

the Encumbrances described in Schedule 1.1(ddd)(vii) .

(eee)

"Person" includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government, governmental agency and any other form of entity or organization;

(fff)

"Pro Organics Disposition" means the disposition or closure by the Vendor of its organic produce distribution business operated under the trade name "Pro Organics" or "SunOpta Fresh" in southern Ontario (the "Pro Organics Business"), excluding certain assets relating to chilled products retained by the Vendor and which continue to comprise part of the Business and which, for greater certainty, form part of the Purchased Assets.

(ggg)

"Purchase Price" has the meaning ascribed to it in Section 2.2;

(hhh)

"Purchased Assets" means all of the property and assets used, or held for use, in the conduct of or relating primarily to the Business (other than the Excluded Assets), whether real, personal or mixed, tangible or intangible, whether now existing or hereafter acquired, of every kind and description and, wheresoever situate, including, without limitation:

(i)

 Real Property – the Real Properties and all Permits or Governmental Authorizations relating to the Real Properties;

(ii)

Leases – all rights under the Leases in respect of the Leased Premises;

(iii)

Equipment and Other Tangible Personal Property – all machinery, equipment, fixtures, furniture, furnishings, office equipment, supplies and other fixed assets (other than the Real Properties), including, without limitation, the machinery and equipment owned by the Vendor or any Affiliate thereof, including Drive Organics, and used in the conduct of or relating primarily to the Business, including, without limitation, those listed and described in Schedule 1.1(hhh)(iii);

(iv)

Vehicles – all trucks, cars and other vehicles owned by the Vendor or any Affiliate thereof, including Drive Organics, and used in the conduct of or relating primarily to the Business, including, without limitation, those listed and described in Schedule 1.1(hhh)(iv);

(v)

 Inventories – all Inventories in respect of the Business as at the Closing Date;

(vi)

Accounts Receivable – the Accounts Receivable as at the Closing Date;

(vii)

Prepaid Expenses – all credits and prepaid expenses, deferred charges, advance payments, security deposits and prepaid items relating to the Business or any other Purchased Asset as at the Closing Date;

(viii)

Agreements – all rights (including any right to receive payment for products sold or services rendered, and to receive goods and services) under leases of personal property, orders or Contracts for the provision of goods or services (whether as buyer or seller), distribution and agency agreements, employment agreements and instruments relating to benefit plans and other Contracts not otherwise referred to in this Section 1.1(hhh)(viii), including, without limitation, the Material Contracts described in Schedule 3.1(26), but excluding the Excluded Contracts;

(ix)

 Consents – to the extent transferable, all Consents, including, without limitation, the Consents described in Schedule 3.1(16);

(x)

Notes – all notes held by the Vendor or any Affiliate thereof, or any portion thereof, relating to the Business and all other evidences of indebtedness of and rights to receive payment from any Person held by the Vendor or any Affiliate thereof and relating to the Business as at the Closing Date;

(xi)

Intellectual Property – the Vendor Intellectual Property and any and all rights thereunder or in respect thereof including, but limited to, rights to sue for and remedies against past, present and future infringements thereof, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide and all tangible embodiments thereof;

(xii)

Computer Hardware and Software – all computer hardware and Software in source and object code form (including documentation, interfaces and development tools), including all rights under licenses and other agreements or instruments relating thereto used in the conduct of the Business (excluding any rights relating to certain Oracle software owned by the Vendor and used by it in connection with the consolidation of the financial results of the Vendor);

(xiii)

Records – all Records (other than those required by Law to be retained by the Vendor, copies of which will be made available to the Purchaser);

(xiv)

 Governmental Authorizations – to the extent their transfer is permitted by Law, all Governmental Authorizations;

(xv)

Goodwill – all Goodwill, together with the exclusive right for the Purchaser to represent itself as carrying on the Business in succession to the Vendor, provided, however, the Purchaser shall not be entitled to carry on the Business under the "SunOpta" name, or otherwise use the "SunOpta" name (or any variation thereof) or any other trade-mark of the Vendor not listed in Schedule 3.1(37)(b) except in accordance with the Transition Services Agreement;

(xvi)

Causes of Action – all rights to causes of action, lawsuits, judgments, Claims and demands of any nature available to or being pursued by the Vendor or any of its Affiliates with respect to the Business or the ownership, use, function or value of any Purchased Asset, whether arising by way of counterclaim or otherwise;

(xvii)

Guarantees and Warranties – all guarantees, warranties, indemnities and similar rights in favor of the Vendor or any Affiliate thereof with respect to any Purchased Asset;

(xviii)

Insurance Benefits – all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Liabilities prior to the Closing Time, except to the extent that any damaged or destroyed Purchased Assets shall have been repaired or replaced to substantially the same condition as existed prior to such damage or destruction by the Vendor prior to the Closing Time; and

(xix)

Employee Plans – policies and Contracts in respect of the Employee Plans assumed by the Purchaser in accordance with Section 4.7(4), if any;

(iii)

 "Q2 Business Financial Statements" has the meaning ascribed to it in Section 4.10(2);

(jjj)

"Real Properties" means the real properties included in the Purchased Assets which are owned by the Vendor (including all Improvements and Appurtenances) and the real properties owned by Drive Organics (including all Improvements and Appurtenances) and which in each case are described in Schedule 3.1(33)(a);

(kkk)

"Reciprocal Natural Health Products Non-Competition Agreement" means the non-competition agreement pursuant to which the Vendor, on the one hand, and the Purchaser and the Purchaser Parent, on the other hand, will agree to certain non-competition covenants in favour of each other relating to their, and their Affiliates', respective participation in the Natural Health Products Business for a period of 18 months following the Closing Date in the form set out in Exhibit A;

(lll)

"Records" means all books and records relating to the Business or the Purchased Assets, including, without limitation, technical, business and financial books and records, customer lists, operating data, files, financial books, correspondence, credit information, research materials, contract documents, title documents, leases, surveys, records of past sales and purchases, supplier lists, price lists, catalogues, sales and promotional materials, correspondence, mailing lists, purchasing materials and records, manufacturing and quality control records, records related to any organic, natural or kosher certification or testing, databases, employee documents, Inventory data, accounts receivable data, financial statements and any other similar records in any form whatsoever (including written, printed, electronic (including stored or computer-related or other electronic media or computer printout form), but not including those records which are part of the Excluded Assets;

(mmm)

"Regulatory Authority" means any government, regulatory or administrative authority (including any relevant stock exchange), agency, commission, utility or board (federal, provincial, territorial, municipal or local, domestic or foreign) having or purporting to have jurisdiction in the relevant circumstances and any person acting under the authority of any of the foregoing and any judicial, administrative or arbitral court, authority, tribunal or commission having jurisdiction in the relevant circumstances;

(nnn)

"Release" has the meaning ascribed to it in Section 3.1(34)(a)(iv);

(ooo)

"Replacement Plans" has the meaning ascribed to it in Section 4.7;

(ppp)

"Restricted Right" means any Contract or Governmental Authorization which by its terms requires consent or approval of the other party or parties thereto or the issuer for completion of the transactions contemplated by this Agreement or in respect of which the completion of the transactions contemplated by this Agreement will increase the obligations or decrease the rights or entitlements of the Vendor, Drive Organics or the Purchaser relating to the Business under such Contract or Governmental Authorization;

(qqq)

"SunOpta Distribution Group" has the meaning ascribed to it in the Recitals;

(rrr)

"Tax" and "Taxes" have the meaning ascribed to it in Section 3.1(32)(a)(i);

(sss)

"Tax Return" has the meaning ascribed to it in Section 3.1(32)(a)(ii);

(ttt)

"Transactions" means the purchase and sale of the Purchased Assets and all other transactions contemplated by this Agreement and the Ancillary Agreements;

(uuu)

"Transition Services Agreement" means the agreement governing certain relationships between the Parties following the completion of the Transactions in the form set out in Exhibit B;

(vvv)

"Transferred Employee" has the meaning ascribed to it in Section 4.7.

(www)

"Vendor Non-Competition and Non-Solicitation Agreement" means the non-competition and non-solicitation agreement pursuant to which the Vendor, on behalf of itself and its Affiliates, will agree to certain non-competition and non-solicitation covenants in favour of the Purchaser, Purchaser Parent and any Affiliate of the Purchaser or the Purchaser Parent relating to the Business for a period of five (5) years following the Closing Date in the form set out in Exhibit C;

1.2

Best Knowledge. Any reference herein to "the best knowledge" of the Vendor will be deemed to mean the actual knowledge of Steven Bromley, President and Chief Executive Officer of the Vendor, John Dietrich, Vice-President, Corporate Development of the Vendor, Tony Tavares, Vice-President and Chief Operating Officer of the Vendor, Sarah Cullen-Bower, Director – Business Development of the Vendor, and Eric Davis Vice-President and Chief Financial Officer of the Vendor, and in the case of Sections 3.1(8) to 3.1(37) inclusive and 3.1(40) to 3.1(43) inclusive only, the actual knowledge of Roger Eacock, President and General Manager of the Business and Graham Travers, Vice-President, Finance of the Business, and, in all cases, together with the knowledge which they would have had if they had conducted a diligent inquiry into the relevant subject matter. It is expressly acknowledged that no director, officer, Employee or agent of the Vendor shall have any personal liability to the Purchaser or the Purchaser Parent under, or in any manner relating to, this Agreement.

1.3

Currency. Unless otherwise indicated, all references to dollar amounts in this Agreement are expressed in Canadian currency.

1.4

Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. The Parties hereby irrevocably attorn to the non-exclusive jurisdiction of the courts of Ontario with respect to any matter arising under or related to this Agreement.

1.5

Interpretation Not Affected by Headings. The division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.6

Number and Gender. In this Agreement, unless the context otherwise requires, any reference to gender shall include both genders and words importing the singular number shall include the plural and vice-versa.

1.7

Time of Essence. Time shall be of the essence of every provision of this Agreement.

1.8

Severability. Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

1.9

Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.

1.10

Calculation of Time Periods. Where a time period is expressed to begin or end at, on or with a specified day, or to continue to or until a specified day, the time period includes that day. Where a time period is expressed to begin after or to be from a specified day, the time period does not include that day. Where anything is to be done within a time period expressed after, from or before a specified day, the time period does not include that day. If the last day of a time period is not a Business Day, the time period shall end on the next Business Day.

1.11

Statutory Instruments. Unless otherwise specifically provided in this Agreement, any reference in this Agreement to any Law shall be construed as a reference to such Law as amended or re-enacted from time to time or as a reference to any successor thereto, and in each case, any regulations and rules made pursuant to such Law.

1.12

Including But Not Limited To. In this Agreement, references to "includes," "including," "including but not limited to," "including without limitation" and words or phrases of similar import shall be deemed to have the same meaning and the words "includes(s)" and "including" shall not be deemed to be terms of limitation but rather be deemed to be followed by the words "without limitation."

1.13

Incorporation of Schedules and Exhibits. The following are the schedules and exhibits attached to and incorporated by reference into this Agreement:

(1) List of Schedules

Schedule 1.1(i)	Assumed Liabilities
Schedule 1.1(aa)	Excluded Assets
Schedule 1.1(bb)	Excluded Contracts
Schedule 1.1(cc)(iii)	Assumed Liabilities for Leases
Schedule 1.1(ee)	Business Financial Statements
Schedule 1.1(zz)	Natural Health Products Business Products
Schedule 1.1(aaa)	Net Working Capital Determination and Sample Balance Sheet
Schedule 1.1(ddd)(vii)	Permitted Encumbrances
Schedule 1.1(hhh)(iii)	Equipment
Schedule 1.1(hhh)(iv)	Vehicles
Schedule 2.11(c)(i)	Restricted Rights
Schedule 2.6	Allocation of Purchase Price
Schedule 3.1(4)	Jurisdictions in which Vendor Conducts Business
Schedule 3.1(9)(a)(i)	Regulatory and Contractual Consents
Schedule 3.1(9)(b)	Regulatory and Contractual Consents
Schedule 3.1(14)	Undisclosed Liabilities
Schedule 3.1(15)(a)	Absence of Certain Changes
Schedule 3.1(15)(e)	Obligations and Liabilities
Schedule 3.1(16)	Consents
Schedule 3.1(21)	Title to Property
Schedule 3.1(22)(a)	Litigation
Schedule 3.1(22)(b)	Litigation
Schedule 3.1(22)(c)	Litigation
Schedule 3.1(23)	Capital Expenditures
Schedule 3.1(24)	Inventories
Schedule 3.1(26)	Material Contracts

Schedule 3.1(26)(c)	Material Contracts
Schedule 3.1(27)	Insurance
Schedule 3.1(28)	Customers and Suppliers
Schedule 3.1(29)	Orders, Commitments and Returns
Schedule 3.1(30)	Trade Allowances
Schedule 3.1(31)	Shared Assets and Services
Schedule 3.1(33)(a)	Real Properties
Schedule 3.1(33)(c)	Leases
Schedule 3.1(34)	Environmental Matters
Schedule 3.1(35)(a)	Labour and Employment Matters
Schedule 3.1(35)(b)	Labour and Employment Matters
Schedule 3.1(35)(c)	Labour and Employment Matters
Schedule 3.1(36)	Product Warranties
Schedule 3.1(37)(b)	Intellectual Property
Schedule 3.1(37)(c)	Intellectual Property
Schedule 3.1(37)(g)	Intellectual Property
Schedule 3.1(40)	Brokers or Finders
Schedule 8.1(5)	Restricted Rights Indemnification
Schedule 8.1(6)	Other Indemnification Matters

(2) List of Exhibits

Exhibit A	Form of Reciprocal Natural Health Products Non-Competition Agreement
Exhibit B	Form of Transition Services Agreement
Exhibit C	Form of Vendor Non-Competition and Non-Solicitation Agreement
Exhibit D	Form of Assumption Agreement

ARTICLE 2.
PURCHASE AND SALE

2.1

Purchased Assets. On the terms and subject to the fulfillment of the conditio s of this Agreement, the Vendor and Drive Organics agree to sell, assign and transfer to the Purchaser, and the Purchaser agrees to purchase from the Vendor and Drive Organics at the Closing Time on the Closing Date, the Purchased Assets.

2.2

Purchase Price. The aggregate purchase price (the "Purchase Price") payable by the Purchaser to the Vendor and Drive Organics for the Purchased Assets, exclusive of all applicable sales and transfer Taxes, shall be $68,000,000 ($67,400,000 of which shall be payable in respect of Purchased Assets of the Vendor and $600,000 of which shall be payable in respect of Purchased Assets of Drive Organics) plus the amount of the Accrued Liabilities, subject to adjustment in accordance with Section 2.5.

2.3

Payment of Purchase Price. The Purchase Price, exclusive of all applicable sales and transfer Taxes, shall be paid and satisfied, subject to adjustment in accordance with Section 2.4, as follows:

At the Closing Time, the Purchaser will (i) pay or cause to be paid to the Vendor and Drive Organics, by wire transfer or other means of immediately available funds in accordance with the instructions of the Vendor and Drive Organics, the aggregate sum of $68,000,000 and (ii) assume the Accrued Liabilities.

2.4

Assumption of Liabilities. The Purchaser will assume or cause to be assumed the Assumed Liabilities pursuant to an assumption agreement in the form set out in Exhibit D executed and delivered by the Purchaser at the Closing Time. Except for the Assumed Liabilities, the Purchaser shall not assume and shall not be responsible for any of the Liabilities of the Vendor or any Affiliate thereof, including, but not limited to Drive Organics, whether present or future, absolute or contingent and whether or not relating to the Business.

2.5

Post-Closing Adjustments to Purchase Price.

(a)

Within 90 days following the Closing Date (or such other date as is mutually agreed to by the Vendor and the Purchaser in writing), the Purchaser shall prepare and deliver, or cause to be prepared and delivered, to the Vendor a draft closing balance sheet (the "Draft Closing Balance Sheet") of the purchased Business prepared as of the Closing Date. The Draft Closing Balance Sheet shall be prepared in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements. The Purchaser shall provide sufficient access, upon every reasonable request, to the Vendor and its accountants to all work papers of the Purchaser, accounting books and Records relating to the purchased Business and the appropriate personnel to verify the accuracy, presentation and other matters relating to the preparation of the Draft Closing Balance Sheet and the Vendor and the Purchaser shall otherwise fully cooperate with each other in the preparation of the Draft Closing Balance Sheet. The Vendor and the Purchaser shall each bear the fees and expenses of their respective accountants in preparing or reviewing the Draft Closing Balance Sheet.

(b)

In preparing the Draft Closing Balance Sheet it is understood that the Purchaser may choose to undertake certain specified procedures to verify the accuracy and completeness of the accounts and the Vendor may choose to review or, to the extent practical, participate in this process, including: (a) a physical Inventory count which may be attended by representatives of the Purchaser and Vendor as at or immediately following the Closing Time; (b) a review of the provisioning for obsolete Inventory or damaged goods as compared to the observations arising out of the physical Inventory count; (c) an analysis of the Accounts Receivable and the sufficiency of the provisions for doubtful accounts based on the experienced collection of receivables following the Closing Date, and (d) an analysis of the invoices and claims received following the Closing Date to assess the adequacy of accounts payables and accruals made as at the Closing Date.

(c)

The Draft Closing Balance Sheet prepared and delivered as aforesaid shall be final and binding upon the Parties for all purposes hereof, absent manifest error, unless the Vendor notifies the Purchaser in writing that it in good faith disputes the Draft Closing Balance Sheet within fifteen (15) Business Days after receipt by the Vendor of the Draft Closing Balance Sheet. Such notice of dispute shall set out in reasonable detail the reasons for the Vendor's dispute as well as the amount in dispute and reasonable details of the calculation of such amount.

(d)

In the event that the Vendor disputes the Draft Closing Balance Sheet, the Parties will work expeditiously and in good faith in an attempt to resolve such disputes within a further period of twenty (20) Business Days after the date of notification by the Vendor to the Purchaser of such disputes, failing which such disputes shall be submitted for determination to an independent firm of chartered accountants mutually agreed to by the Vendor and the Purchaser (and, failing such agreement between the Vendor and the Purchaser within a further period of five (5) Business Days, such independent firm of chartered accountants shall be Ernst & Young LLP, Chartered Accountants). The determination of the independent firm of chartered accountants shall set out in reasonable detail the calculations and factors considered in reaching its determination and shall be final and binding upon the Parties and not subject to appeal. The independent firm of chartered accountants shall be deemed to be acting as experts and not as arbitrators and shall only consider the issues in dispute placed before it. The costs and expenses of such independent firm of chartered accountants shall be borne equally by the Vendor and the Purchaser. The Vendor and the Purchaser shall each bear their own costs in presenting their cases to such independent firm of chartered accountants.

(e)

 Following the fifteen (15) Business Day period referred to in Subsection 2.5(c) or the resolution of any dispute in accordance with Section 2.5(d), as the case may be, the Purchaser shall forthwith deliver to the Vendor the final closing balance sheet (the "Final Closing Balance Sheet"). Such Final Closing Balance Sheet shall be final and binding upon the Parties, absent manifest error.

(f)

The Purchaser shall pay to the Vendor by bank draft or certified cheque within two (2) Business Days after receipt of the Final Closing Balance Sheet, the Adjustment Amount, if positive, and the Vendor shall pay to the Purchaser by wire transfer or other means of immediately available funds within two (2) Business Days after receipt of the Final Balance Sheet the Adjustment Amount, if negative. For the purposes hereof, "Adjustment Amount" means the amount, whether positive or negative, by which the Net Working Capital as determined from the Final Closing Balance Sheet differs from $22,400,000. The Adjustment Amount shall, if positive, constitute an increase in the Purchase Price and shall, if negative, constitute a reduction in the Purchase Price.

(g)

Until the earlier of the 90 day period following the Closing Date and the delivery of the Final Closing Balance Sheet by the Vendor in accordance with Section 2.5(e), the Purchaser shall use its commercially reasonable best efforts to collect all Accounts Receivable consistent with the customary and usual practice of the Vendor for dealing with account debtors who are continuing customers to collect the Accounts Receivable.

(h)

The determination and adjustment with respect to the Adjustment Amount in accordance with the provisions of this Section 2.5 shall not limit or affect any other rights or causes of action either the Purchaser or the Vendor may have hereunder with respect to the representations, warranties, covenants and indemnities in its favour contained herein.

2.6

Allocation of Purchase Price. The Vendor, Drive Organics and the Purchaser agree to allocate the Purchase Price among the Purchased Assets in accordance with Schedule 2.6 and to report the sale and purchase of the Purchased Assets for all federal, provincial, territorial and local Tax purposes in a manner consistent with such allocation, and shall not dispute such allocation in connection with any audit or other proceeding.

2.7

ETA Elections. The Vendor, Drive Organics and the Purchaser shall, on the Closing Date, elect jointly under subsection 167(1) of the ETA, section 75 of the Quebec Sales Tax Act (and under any equivalent or corresponding provincial or territorial legislation imposing a similar value-added, or multi-staged Tax), in the form prescribed for the purposes of that subsection, in respect of the sale and transfer of the Purchased Assets hereunder. The Purchaser, the Vendor and Drive Organics shall make such elections in prescribed form containing prescribed information and the Purchaser shall file such elections in compliance with the requirements of the applicable legislation.

2.8

Transfer Taxes. The Vendor shall pay the first $150,000 of all federal and provincial sales Taxes (including any retail sales Taxes and land transfer Taxes) and all other Taxes, duties, fees or other like charges of any jurisdiction properly payable in connection with the transfer of the Purchased Assets by the Vendor and Drive Organics to the Purchaser. Thereafter, these sales Taxes shall be paid by the Purchaser.

2.9

Income Tax Election.

(a)

The Purchaser shall, on the Closing Date, elect jointly with each of the Vendor and Drive Organics in the prescribed form under section 22 of the ITA, and any equivalent or corresponding provision under applicable provincial or territorial Tax legislation, as to the sale of the Accounts Receivable referred to in Section 1.1(hhh)(vi) and to designate in such election an amount equal to the portion of the Purchase Price allocated in Schedule 2.6 to such assets as the consideration paid by the Purchaser therefor. The Purchaser, the Vendor and Drive Organics shall each file such election with the Canada Revenue Agency after the Closing Date.

(b)

The Purchaser shall jointly elect with each of the Vendor and Drive Organics in prescribed form, in the prescribed manner and within the prescribed time period to have proposed subsection 56.4(5) of the ITA apply to the "restrictive covenants" (as defined for purposes of proposed subsection 56.4(1) of the ITA) contained in the Vendor Non-Competition and Non-Solicitation Agreement. The Vendor, Drive Organics and the Purchaser acknowledge and agree that the purpose of such restrictive covenants in the Vendor Non-Competition and Non-Solicitation Agreement is to preserve the value of the goodwill of the Business being acquired by the Purchaser.

(c)

The Purchaser shall, on the Closing Date, elect jointly with each of the Vendor and Drive Organics in the prescribed form to have the rules in subsection 20(24) of the ITA, and any equivalent or corresponding provision under applicable provincial or territorial Tax legislation, apply to the obligations of the Vendor in respect of undertakings which arise from the operation of the Business and to which paragraph 12(1)(a) of the ITA applies. The Purchaser and each of the Vendor and Drive Organics acknowledge that the Vendor and Drive Organics is each transferring assets to the Purchaser which have a value equal to the elected amount as consideration for the assumption by the Purchaser of such obligations of the Vendor and Drive Organics, as the case may be.

2.10

Waiver of Bulk Sales Act. In respect of the purchase and sale of the Purchased Assets under this Agreement, the Purchaser shall not require the Vendor or Drive Organics to comply, or to assist the Purchaser to comply, with the requirements of (a) the Bulk Sales Act (Ontario) or (b) section 6 of the Retail Sales Tax Act (Ontario) and any equivalent or corresponding provisions under any other applicable legislation. Notwithstanding the foregoing, the Vendor and Drive Organics shall severally indemnify and save harmless the Purchaser, its directors, officers, employees, agents and shareholders, on an after-Tax basis, from and against all Claims which may be made or brought against such Persons, or Claims or Losses (as defined in Section 8.1) which they may suffer or incur arising out of such non-compliance.

2.11

 Assignment of Restricted Rights.

(a)

Nothing in this Agreement shall be construed as an assignment of, or an attempt to assign to the Purchaser or Purchaser Parent, any Restricted Right (A) which, as a matter of law, or by its terms, (i) is not assignable, (ii) is not assignable without the approval or consent of the issuer thereof or other party or parties thereto, or (B) in respect of which the completion of the transactions contemplated by this Agreement will increase the obligations or decrease the rights or entitlements of the Vendor or Drive Organics or the Purchaser or Purchaser Parent relating to the Business, without first obtaining either such approval or consent or a waiver or a modification with respect to such Restricted Right, in each case acceptable to the Purchaser.

(b)

If at the Closing there are any Restricted Rights in respect of which necessary Consents, approvals, waivers or modifications have not been obtained, then the Purchaser and Purchaser Parent may waive the closing condition under Section 5.1(4)(b) with respect to such Restricted Rights and instead elect to have the Vendor or Drive Organics, as the case may be, continue its efforts to obtain any necessary Consents, approvals, waivers or modifications with respect to such Restricted Rights.

(c)

If the Purchaser and Purchaser Parent each waives the condition in Section 5.1(4)(b) with respect to such Restricted Right, and elects to have the Vendor or Drive Organics as the case may be, continue its efforts to obtain any necessary Consents, approvals, waivers or modifications and the Closing occurs, the Vendor and Drive Organics shall:

(i)

apply for and use all commercially reasonable efforts to obtain all Consents, approvals, waivers or modifications acceptable to the Purchaser, acting reasonably. Except as set forth in Schedule 2.11(c)(i), nothing in this Section 2.11 shall require the Purchaser and the Purchaser Parent to make any payment to any other party in order to obtain such Consents, approvals, waivers or modifications, as any such payments shall be for the Vendor's account;

(ii)

enforce any rights of the Vendor or Drive Organics arising from such Restricted Right against the issuer thereof or the other party or parties thereto;

(iii)

at no time use any such Restricted Right for either of their own purposes or assign or provide the benefit of such Restricted Right to any other party other than the Purchaser or an Affiliate thereof;

(iv)

pay over to the Purchaser, all monies collected by or paid to the Vendor in respect of such Restricted Rights; and

(v)

take all such actions and do, or cause to be done, all such things at the request of the Purchaser as shall reasonably be necessary in order that the value and benefits of the applicable Restricted Rights shall be preserved and enure to the benefit of the Purchaser.

(d)

Once any necessary approvals, Consents, waivers or modifications for any Restricted Right referred to in Section 2.11(a) have been obtained on terms acceptable to the Purchaser, acting reasonably, the Vendor or Drive Organics, as the case may be, shall promptly assign, transfer, convey and deliver such Contract or Governmental Authorization to the Purchaser, and the Purchaser shall assume the obligations under such Contract or Governmental Authorization from and after the date of assignment to the Purchaser pursuant to an assignment and assumption agreement having terms substantially similar to the assignment and assumption agreement for other Contracts and/or Governmental Authorizations, as applicable, delivered pursuant to this Agreement.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES

3.1

Representations and Warranties of the Vendor. The Vendor and Drive Organics, jointly and severally, hereby make the following representations and warranties to the Purchaser and the Purchaser Parent as of the date hereof and as of the Closing Date and each acknowledges that the Purchaser and the Purchaser Parent are relying on such representations and warranties in entering into this Agreement and completing the Transactions:

(1)

Incorporation and Existence of the Vendor. The Vendor is a corporation incorporated and existing under the laws of Canada. Drive Organics is a corporation incorporated and existing under the laws of the Province of British Columbia. Neither the Vendor nor Drive Organics is in default under any of its organizational documents.

(2)

GST Registration. The Vendor is a registrant for the purposes of the ETA under registration number 89094-4432 and Division I of Chapter VIII of Title I of An Act respecting Quebec Sales Tax with respect to the Quebec sales Tax under registration number 1146199055. Drive Organics is a registrant for the purposes of the ETA under registration number 86598 6863.

(3)

Corporate Power. The Vendor and Drive Organics each has the corporate power and authority to, in the case of the Vendor, enter into this Agreement and carry out its obligations hereunder, and, in the case of each of the Vendor and Drive Organics, to own, lease and operate its property and to carry on its Business as now being conducted by it.

(4)

Qualification. The Vendor and Drive Organics each is in good standing in the jurisdictions where it carries on the Business, and is duly qualified, licensed or registered to carry on the Business except where the failure to be so qualified, licensed or registered would not have a Material Adverse Effect. The jurisdictions listed on Schedule 3.1(4) include all jurisdictions where each of the Vendor and Drive Organics owns, leases or operates any properties or assets or conducts any business pertaining to the Business.

(5)

Subsidiaries. Neither the Vendor nor Drive Organics owns, or has any interest in, any shares, securities convertible into shares or any other equity interest of any other Person which in the case of the Vendor carries on, in whole or in part, the Business (other than Drive Organics) or any business similar to, or competitive with, the Business, and neither the Vendor nor Drive Organics owns nor has either agreed to acquire, directly or indirectly, (i) any of the outstanding shares or securities convertible into shares or equity interests of any other Person, or (ii) any participating interest in any Person.

(6)

Options. Except for the Purchaser's right in this Agreement, no Person has any option, warrant, right, call, commitment, conversion right, right of exchange, right of first refusal or other agreement or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an option, commitment, conversion right, right of exchange or other agreement for the purchase from the Vendor or Drive Organics of any of the Purchased Assets;

(7)

 Due Authority; Validity of Agreement; Enforceability.

(a)

Each of the Vendor and Drive Organics have all necessary corporate power to own the Purchased Assets which it owns and to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party, and each of the Vendor and Drive Organics has all necessary corporate power to enter into and perform its obligations under any other agreements or instruments to be delivered or given by it pursuant to this Agreement.

(b)

Each of the Vendor's and Drive Organic's execution and delivery of, and performance of its obligations under, this Agreement and the Ancillary Agreements to which it is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of each of the Vendor and Drive Organics.

(c)

This Agreement, each of the Ancillary Agreements and any other agreements entered into pursuant to this Agreement to which the Vendor or Drive Organics is a party constitute legal, valid and binding obligations of the Vendor or Drive Organics, as applicable, enforceable against the Vendor or Drive Organics, as applicable, in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(8)

No Violation. The execution and delivery of this Agreement and each of the Ancillary Agreements by the Vendor and Drive Organics, the consummation of the Transactions and the fulfillment by the Vendor and Drive Organics of the terms, conditions and provisions hereof and thereof will not (with or without the giving of notice or lapse of time, or both):

(a)

contravene or violate or result in a breach or a default under or give rise to a right of termination, modification, amendment, vesting or cancellation or the acceleration of any rights or obligations or loss of any material benefit of the Vendor or Drive Organics, as applicable, under:

(i)

any applicable Law or Governmental Authorizations;

(ii)

any judgment, order, writ, injunction or decree of any Regulatory Authority having jurisdiction over the Vendor, Drive Organics or the Business;

(iii)

 in the case of the Vendor, the articles, by-laws or any resolutions of the board of directors or shareholders of the Vendor or, in the case of Drive Organics, the articles, by-laws or any resolutions of the board of directors or shareholders of Drive Organics;

(iv)

any Consent held by the Vendor or Drive Organics or necessary to the ownership of the Purchased Assets or the operation of the Business; or

(v)

the provisions of any Contract to which the Vendor or Drive Organics is a party or by which it is, or any of its properties or assets are, bound or under which it has any rights; or

(b)

result in the creation or imposition of any Encumbrance on any of the Purchased Assets.

(9)

Regulatory and Contractual Consents.

(a)

There is no requirement to make any filing with, give any notice to or obtain any Consent from any Regulatory Authority or Person as a condition to the lawful consummation of the Transactions, except for:

(i)

the filings, notifications and Consents described in Schedule 3.1(9)(a)(i);

(ii)

 the application of the Bulk Sales Act (Ontario); and

(iii)

the application of the Retail Sales Tax Act (Ontario).

(b)

Except for the filings, notifications or Consents described in Schedule 3.1(9)(b), there is no requirement under any Contract relating to the Business or to which the Vendor or Drive Organics is a party or by which the Vendor or Drive Organics is bound or has any rights to make any filing with, give any notice to, or to obtain the Consent of, any party to such Contract relating to the Transactions.

(10)

Competition Act (Canada). For the purposes of determining the application of the pre-merger filing requirements of the Competition Act (Canada), the assets in Canada, and the gross revenues from sales in, from and into Canada, of the Vendor and its affiliates, determined in each case as prescribed in the Competition Act (Canada) and the notifiable transactions regulations are less than $350,000,000, respectively.

(11)

Investment Canada Act (Canada). The Business is not engaged in any of the activities described in section 14.1(5) of the Investment Canada Act (Canada).

(12)

Financial Statements.

(a)

The Vendor has delivered to the Purchaser and the Purchaser Parent true and complete copies of the Financial Statements. The Financial Statements:

(i)

have been included in the audited consolidated financial statements of the Vendor as at and for the fiscal period ended December 31, 2009, which financial statements were prepared in accordance with GAAP on a basis consistent with that of prior fiscal periods (subject to the adjustments specified in the Financial Statements);

(ii)

fairly present (and the financial statements delivered pursuant to Section 4.1(10) will fairly present) the assets, Liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Vendor at the balance sheet date, and the results of operations of the Business, in each case in accordance with GAAP;

(iii)

have been (and the financial statements delivered pursuant to Section 4.1(10) will be) prepared from and are in accordance with the accounting Records of Vendor;

(iv)

do not include any assets or Liabilities not intended to constitute a part of the Business or the Purchased Assets after giving effect to the Transactions contemplated by this Agreement; and

(v)

do not reflect the operations of any entity or business not intended to constitute a part of the Business after giving effect to the Transactions contemplated by this Agreement.

(b)

The financial and accounting Records of the Vendor are sufficient to prepare the Financial Statements in accordance with GAAP.

(c)

The system of internal control with respect to the financial reporting of the Vendor with respect to the Business is sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of the Financial Statements in accordance with GAAP; (ii) that receipts and expenditures are executed only in accordance with the authorization of management; and (iii) regarding prevention and timely detection of the unauthorized acquisition, use or disposition of the Purchased Assets that could materially affect the Financial Statements or the Business. To the best knowledge of the Vendor, there are no material weaknesses in the design or operation of internal controls over financial reporting with respect to the Business.

(13)

Records. The Records are complete and correct in all material respects and have been duly maintained in accordance with sound business practices and all applicable legal requirements and contain full and accurate records of all material matters relating to the Business. All material financial transactions relating to the Business have been accurately recorded in the Records in accordance with GAAP. No Records are in the possession of, recorded, stored, maintained by, or otherwise dependent on, any other Person.

(14)

Absence of Undisclosed Liabilities. Except (i) as reflected or reserved against in the balance sheet in the Financial Statements, (ii) incurred subsequent to the Financial Statements Date in the ordinary course of business and consistent with past practice, (iii) in respect of trade payables arising in the ordinary course of business and consistent with past practice, or (iv) as disclosed in Schedule 3.1(14), neither the Vendor nor Drive Organics has any outstanding indebtedness or any Liabilities (whether accrued, absolute, contingent or otherwise) or any outstanding commitments or obligations of any kind relating to the Business.

(15)

Absence of Certain Changes and Transactions. Since the Financial Statements Date, except for the Pro Organics Disposition and the implementation of certain Retalix software at the Toronto distribution center of the Business, the Vendor and Drive Organics have operated the Business in the ordinary course of business and consistent with past practice and:

(a)

except as disclosed in Schedule 3.1(15)(a), there has not been any change in any of the business, financial condition, earnings, results of operations or working capital of the Business or the Purchased Assets that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

(b)

there has not been any damage, destruction, loss, virus or denial of service attack, technology failure or other event, development or condition of any character (whether or not covered by insurance) that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

(c)

there has not been any material change in the level or value of Inventories included in the Purchased Assets;

(d)

neither the Vendor nor Drive Organics has transferred, assigned, sold or otherwise disposed of any of the assets shown or reflected in the Financial Statements or cancelled any debts or entitlements except, in each case, in the ordinary course of business and consistent with past practice;

(e)

neither the Vendor nor Drive Organics has incurred or assumed any Liability (fixed or contingent) relating to the Business except those listed in Schedule 3.1(15)(e) and except unsecured current obligations and Liabilities incurred in the ordinary course of business and consistent with past practice, which has not, individually or in the aggregate, had or could not reasonably be expected to have a Material Adverse Effect;

(f)

neither the Vendor nor Drive Organics has discharged or satisfied any Encumbrance, or paid any Liability (fixed or contingent) relating to the Business other than Liabilities included in the Financial Statements and Liabilities incurred since the Financial Statement Date in the ordinary course of business and consistent with past practice;

(g)

neither the Vendor nor Drive Organics has written down the value of Inventory or written off as uncollectible any Accounts Receivable, except for immaterial write-downs and write-offs in the ordinary course of business and consistent with past practice;

(h)

neither the Vendor nor Drive Organics has suffered any unusual or extraordinary loss, waived or omitted to take any action in respect of any rights of substantial value, settled or compromised any material litigation, or entered into any commitment or transaction not in the ordinary course of business and consistent with past practice, where such loss, rights, commitment or transaction is or would be material in relation to the Purchased Assets or the Business;

(i)

neither the Vendor nor Drive Organics has granted any bonuses, whether monetary or otherwise, or made any general wage or salary increases in respect of Employees, or except as disclosed in Schedule 3.1(35)(a), changed the terms of employment for any Employee or entered into a written contract with any Employee;

(j)

neither the Vendor nor Drive Organics has granted any severance or termination pay or rights to any Employee or increased the benefits payable under existing severance or termination pay policies or employment agreements;

(k)

[Intentionally deleted.]

(l)

neither the Vendor nor Drive Organics has received any notice of any new union organizing activity, any actual or threatened Employee strikes, work stoppages, applications for certification slowdowns or lockouts;

(m)

neither the Vendor nor Drive Organics has experienced any change in its relations with any of its Employees, agents, partners or other co-owners in any venture, customers, suppliers, consultants, subcontractors or independent contractors that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

(n)

other than routine indebtedness for out-of-pocket expenses incurred by Employees in the ordinary course of business and consistent with past practice and the Leases identified on Schedule 1.1(cc)(iii), neither the Vendor nor Drive Organics has, relating to the Business or the Purchased Assets, directly or indirectly, engaged in any transaction, made any loan or entered into any arrangement with any officer, director, partner, shareholder, Employee (whether current or former or retired), consultant, independent contractor or agent of the Vendor or Drive Organics;

(o)

neither the Vendor nor Drive Organics has, except for Permitted Encumbrances, created or to the best knowledge of the Vendor permitted to exist any Encumbrance affecting the Purchased Assets;

(p)

neither Vendor nor Drive Organics has made any changes in its selling, distribution, advertising or promotion practices, in its terms of sale or collection, purchase or payment practices; in its manner of billing of, or the credit lines made available to any customers of the Business other than in the ordinary course of business and consistent with past practice;

(q)

neither the Vendor nor Drive Organics has entered into, terminated, or effected a material modification of any Contract or other right having a value of or involving aggregate payments in excess of $25,000;

(r)

except as disclosed on Schedule 3.1(23) neither the Vendor nor Drive Organics has made any capital expenditures or commitments in excess of $75,000 individually or $150,000 in the aggregate for replacements or additions to property, plant, equipment or intangible capital assets;

(s)

neither the Vendor nor Drive Organics has adopted or changed any accounting method, policy or practice, or any depreciation policy or rate, except as required by GAAP;

(t)

neither the Vendor nor Drive Organics has made, changed, or revoked any Tax election, filed any amended Tax Return, entered into any Tax closing agreement or settlement, consented to any Tax Claim or assessment, incurred any obligation to make any payment of, or in respect of, any Taxes, except in the ordinary course of business, or agreed to extend or waive the statutory period of limitations for the assessment or collection of Taxes; and

(u)

neither the Vendor nor Drive Organics has authorized, agreed or otherwise become committed to do any of the foregoing.

(16)

Consents. Each of the Vendor and Drive Organics holds all Consents necessary for the lawful operation of the Business, pursuant to all applicable Laws, all of which Consents are listed on Schedule 3.1(16) and all of which are valid and subsisting and in good standing with no violations as of the date of this Agreement, except for any non-compliance or violation that could not reasonably be expected to have a Material Adverse Effect. The Vendor has provided a true and complete copy of each Consent listed on Schedule 3.1(16) to the Purchaser. Except as set forth in Schedule 3.1(16), (i) all such Consents are validly held by either the Vendor or Drive Organics in its own name, and each of the Vendor and Drive Organics has complied in all material respects with all terms and conditions thereof; (ii) neither the Vendor nor Drive Organics has received notice of any legal proceeding relating to the revocation or modification of any such Consent; (iii) to the best knowledge of the Vendor there are no grounds, facts or circumstances which could reasonably be expected to result in the revocation or modification of any such Consent; and (iv) none of such Consents will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the Transactions contemplated hereby; and (v) all of such Consents, to the knowledge of the Vendor, are capable of being transferred to the Purchaser.

(17)

Compliance with Laws. Each of the Vendor and Drive Organics has complied, and the Business is now being conducted in compliance, with all Laws applicable to the Business or the Purchased Assets, except where any failure to so comply could not reasonably be expected to have a Material Adverse Effect. Neither the Vendor nor Drive Organics has received any notice of any alleged violation of such Laws.

(18)

Sufficiency of Assets. Except for the Excluded Assets identified on Schedule 1.1(aa) and assuming the completion of the purchase of the equipment disclosed on Schedule 3.1(23), the Purchased Assets constitute all of the property and assets necessary to operate the Business in the manner presently operated by the Vendor and Drive Organics.

(19)

 Location of Tangible Personal Property. With the exception of Inventory in transit, all the tangible personal property included in the Purchased Assets is situate at the locations set out in Schedules 3.1(33)(a) and 3.1(33)(c) .

(20)

 Condition of Assets. All material tangible personal property included in the Purchased Assets is in good operating condition, repair and proper working order, having regard to its use and age, except only for reasonable wear and tear.

(21)

Title to Personal and Other Property. The Purchased Assets (other than the Real Properties) are owned by the Vendor or Drive Organics as the legal and beneficial owner with a good and marketable title, free and clear of all Encumbrances other than the Permitted Encumbrances, and those Encumbrances set out in Schedule 3.1(21) which will be discharged and/or released prior to the Closing Time and for which the Purchaser and Purchaser Parent shall have no liability, and each of the Vendor and Drive Organics is exclusively entitled to possess and dispose of same (subject only in the case of Contracts or Governmental Authorizations, to the necessity of obtaining Consents to their assignment). The Vendor warrants to the Purchaser that at the Closing Time all of the Purchased Assets shall be free and clear of all Encumbrances other than Permitted Encumbrances.

(22)

 Litigation.

(a)

Except as disclosed in Schedule 3.1(22)(a), there are no Claims (whether or not purportedly on behalf of the Vendor or Drive Organics) pending or, to the best knowledge of the Vendor, threatened, by or against or affecting the Vendor or Direct Organics, at law or in equity, or before or by any Regulatory Authority.

(b)

Except as disclosed in Schedule 3.1(22)(b), there are no Claims, pending or, to the best knowledge of the Vendor, threatened, by or against or affecting any former director or Employee relating to the Business, at law or in equity, or before or by any Regulatory Authority.

(c)

Except for the matters referred to in Schedule 3.1(22)(c), to the best knowledge of the Vendor, there are no grounds, facts or circumstances on which any matter requiring disclosure under Section 3.1(22)(a) or (b) might be commenced. Except as disclosed in Schedules 3.1(22)(c), there is not presently outstanding against the Vendor or Drive Organics (or any Employee or director relating to the Business) any judgment, injunction or other order of any Regulatory Authority.

(d)

The Purchaser has been provided copies of all of the audit response letters related to the Business from all counsel to the Vendor for the last two years. Neither the Vendor nor Drive Organics has undergone during the last five years, and neither is currently undergoing, any audit, review, inspection, investigation, survey or examination of Records by a Regulatory Authority relating to the Business.

(23)

Capital Expenditures. Except as disclosed in Schedule 3.1(23), neither the Vendor nor Drive Organics is committed to make any capital expenditures relating to the Business nor have any capital expenditures been authorized by the Vendor or Drive Organics at any time since the Financial Statements Date, except for capital expenditures made in the ordinary course of the business and consistent with past practice which, in the aggregate, do not exceed $150,000.

(24)

Inventories. The Inventories of the Vendor and Drive Organics do not include any material items that are slow moving (having regard to the rate at which such items have moved in the ordinary course of business), below standard quality or of a quality or quantity not useable or saleable in the ordinary course of business, the value of which has not been written down on its books of account to net realizable market value. The Inventory levels of the Vendor and Drive Organics have been maintained at such amounts as are required for the operation of the Business as previously conducted and as currently proposed to be conducted, and such Inventory levels are adequate for the Business. Except as set forth on Schedule 3.1(24), all Inventories of the Vendor and Drive Organics related to the Business are of such quality as to meet the quality control standards of the Vendor or Drive Organics, as applicable.

(25)

Accounts Receivable. The Accounts Receivable due or accruing to the Vendor and Drive Organics reflected in the Financial Statements and all Accounts Receivable of the Vendor and Drive Organics arising since the date of the Financial Statements arose from bona fide transactions in the ordinary course of business and consistent with past practice and are valid, enforceable and fully collectible accounts (subject to a reasonable allowance, consistent with past practice, for doubtful accounts as reflected in the Financial Statements in accordance with GAAP). All Accounts Receivable of the Vendor and Drive Organics that will be reflected on the Final Closing Balance Sheet will represent valid obligations arising from bone fide transactions in the ordinary course of business and consistent with past practice and will be valid, enforceable and fully collectible accounts (subject to reasonable allowance, consistent with past practice, for doubtful accounts as reflected in the Final Closing Balance Sheet in accordance with GAAP). None of the Accounts Receivable reflected in the Financial Statements are subject to any defence, set-off or counterclaim and none of the Accounts Receivable reflected on the Final Closing Balance Sheet will be subject to any defence, set-off or counterclaim.

(26)

Material Contracts.

(a)

The contracts listed in Schedule 3.1(26) constitute all material Contracts included in the Purchased Assets, and such list includes, without limitation, all Contracts pertaining to the Purchased Assets or the Business of the types described below (A) by which any of the Purchased Assets are bound or affected or (B) to which the Vendor is a party or by which it is bound in connection with the Business or the Purchased Assets (the "Material Contracts")

(i)

Leases, licenses, Permits, franchises, Governmental Authorizations and other Contracts concerning or relating to the Real Properties or the Leased Premises;

(ii)

employment, consulting, agency, collective bargaining or other similar contracts, agreements, and other instruments and arrangements relating to or for the benefit of current, future or former employees, officers, directors, sales representatives, distributors, dealers, agents, independent contractors or consultants;

(iii)

loan agreements, indentures, letters of credit, mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, and other agreements and instruments relating to the borrowing of money or obtaining of or extension of credit;

(iv)

licenses, licensing arrangements and other contracts providing in whole or in part for the use of, or limiting the use of, any Intellectual Property;

(v)

brokerage or finder's agreements;

(vi)

 joint venture, partnership and similar Contracts involving a sharing of profits or expenses;

(vii)

stock purchase agreements, asset purchase agreements and other acquisition or divestiture agreements relating to the acquisition, sale, lease or disposal of any Purchased Assets (other than sales of Inventory in the ordinary course of business) or involving continuing indemnity or other obligations;

(viii)

orders and other Contracts for the purchase or sale of materials, supplies, products or services, each of which involves aggregate payments in excess of $75,000;

(ix)

Contracts (other than those included under Section 3.1(26)(a)(viii)) with respect to which the aggregate amount that could reasonably be expected to be paid or received thereunder in the future exceeds $75,000 per annum or $250,000 in the aggregate;

(x)

sales agency, manufacturer's representative, marketing or distributorship agreements;

(xi)

 Contracts with respect to the representation of the Business in foreign countries;

(xii)

Contracts restricting or otherwise limiting the ability of the Vendor or Drive Organics to engage in any business or compete in any jurisdiction or otherwise solicit customers;

(xiii)

master lease agreements providing for the leasing of both (A) personal property primarily used in, or held for use primarily in the conduct of, the Business and (B) other personal property;

(xiv)

Contracts with any employee, director, officer, shareholder or Affiliate of the Vendor;

(xv)

any Contract with a third party for the benefit of the Vendor or Drive Organics that restricts or otherwise limits the ability of the third party to engage in any business that is competitive with the Business;

(xvi)

each Contract with exclusive supply or requirements obligations;

(xvii)

each Contract with a material customer or supplier, as those customers and suppliers are defined in Section 3.1(28);

(xviii)

each Contract, in the case of the Vendor, with any Affiliate of the Vendor, and, in the case of Drive Organics, with the Vendor or any Affiliate of the Vendor;

(xix)

each Contract providing for any "earn out" type arrangement;

(xx)

each Contract with "change in control", "assignment" or other provisions that will be triggered by consummation of the Transactions contemplated by this Agreement or the Ancillary Agreements;

(xxi)

each other Contract, the loss or termination of which could reasonably be expected to have a Material Adverse Effect or otherwise materially impair the operation of the Business substantially consistent with the current operation; and

(xxii)

each Contract currently proposed or in negotiation which, if finalized, would be required to be disclosed hereunder.

(b)

The Vendor has delivered to the Buyer complete and correct copies of all Material Contracts that are written, together with all amendments thereto, and accurate descriptions of all material terms of all Material Contracts that are oral, set forth or required to be set forth in Schedule 3.1(26) .

(c)

All Material Contracts are in full force and effect and enforceable against each party thereto, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction. There does not exist under any Material Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of the Vendor or Drive Organics or, to the best knowledge of the Vendor, any other party thereto except as set forth in Schedule 3.1(26)(c) and except for such events or conditions that, individually or in the aggregate, have not had or could not reasonably be expected to have a Material Adverse Effect.

(27)

Insurance. The Vendor and Drive Organics each maintains such policies of insurance, issued by responsible insurers, on a basis consistent with the insurance obtained by reasonably prudent participants in comparable businesses, and the Purchased Assets are insured against loss or damage by all insurable hazards or risks on a replacement cost basis and such insurance coverage is in full force and effect and will be continued in full force and effect to and including the Closing Time. Neither the Vendor nor Drive Organics is in default with respect to any of the provisions contained in any such insurance policy, has failed to give any notice or present any claim under any such insurance policy in a timely fashion, or has received notice from any insurer denying any claim. The Vendor is not aware of any circumstances in which any person could make a claim under any insurance policy. Schedule 3.1(27) sets forth (i) a complete list of all policies of insurance which the Vendor maintains for the Business and which Drive Organics maintains and the particulars of such policies, including the name of the insurer, the risk insured against, the amount of coverage, the amount of any deductible and a summary of all claims under each such policy for the past three years; (ii) details of any self-insurance arrangements relating to the Business, including any reserves established thereunder; and (iii) details of any insurance coverage provided to third parties and details of the policies under which such coverage is provided. The Vendor has provided to the Purchaser a true and correct copy of each insurance policy listed in Schedule 3.1(27) .

(28)

Customers and Suppliers. Schedule 3.1(28) sets out the major customers and suppliers of the Business (being those customers and suppliers of the Business, in each case, accounting for more than 2% of sales of or to the Business for the fiscal year ended December 31, 2009). There has been no termination or cancellation of, and no material modification or change in, the Vendor's or Drive Organics' business relationship with any major customer, supplier or group of major customers or suppliers since the Financial Statements Date. Neither the Vendor nor Drive Organics has received any indication from any customer or supplier whose name appears on Schedule 3.1(28) that such customer or supplier will not continue as a customer or supplier of the Vendor or Drive Organics prior to the Closing or of the Purchaser after the Closing or intends to materially alter its business relationship with the Vendor or Drive Organics. For each of the customers and suppliers listed on Schedule 3.1(28) there shall appear a summary of the customer or supplier (noting the name, address, telephone number and key contacts at each customer or supplier).

(29)

Orders, Commitments and Returns. The aggregate of all accepted and unfilled orders for the sale of Inventory entered into by the Vendor or Drive Organics does not exceed an amount which the Vendor or Drive Organics can reasonably expect to fill in the ordinary course of business and consistent with past practice on a schedule which will maintain satisfactory customer relationships, and the aggregate of all agreements or orders (whether written or oral) for the purchase of products by the Vendor or Drive Organics does not exceed an amount which the Vendor or Drive Organics, as the case may be, reasonably believes is reasonable for the anticipated volumes of the Business (all of which agreements and orders were made in the ordinary course of business and consistent with past practice, except as set forth on Schedule 3.1(29)) . As of the date of this Agreement, there are no material asserted or, to the best knowledge of the Vendor, threatened claims to return Inventory to the Vendor or Drive Organics by reason of alleged overshipments, defective merchandise, breach of warranty or otherwise. There is no merchandise in the hands of customers under any understanding that such merchandise is returnable other than pursuant to the standard returns policy set forth in the Contracts between such customer and the Vendor or Drive Organics.

(30)

Trade Allowances. Schedule 3.1(30) sets forth all current volume rebate programs and credit allowances in place for the Business' customers accounting for more than 2% of the sales of the Business for the fiscal year ended December 31, 2009. Except as set forth on Schedule 3.1(30), the Vendor has no volume rebate programs or credit allowances with any independent customers serviced from the Vendor's Keele Street or Grocery West operations.

(31)

No Material Shared Assets or Services. Except as set forth in Schedule 3.1(31), there is no material asset, tangible or intangible, or service, including Contract rights or Intellectual Property rights, necessary for the conduct of the Business as it is currently conducted, the use of which is shared by the Vendor or Drive Organics with any other Person.

(32)

Tax Matters.

(a)

For purposes of this Section 3.1(32), the following definitions shall apply:

(i)

"Tax" and "Taxes" includes any or all taxes, duties, fees, premiums, levies, imposts, governmental charges or assessments of any kind whatsoever, imposed by any Regulatory Authority including, without limitation, any estimated tax payments, instalments, interest, penalties, fines or additions thereto or, whether or not disputed and including those levied on, or measured by, or referred to as income, gross receipts, profits, capital, land transfer, real property gains, goods and services, harmonized, sales, use, business, property, development, employer health, social services, health, education, surtaxes, import and export, countervail, anti-dumping, registration, license, payroll, employment, excise, severance, stamp, occupation and occupancy, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative add-on minimum and all employment insurance, health insurance and Canada, Quebec and other government pension plan premiums and contributions.

(ii)

"Tax Return" includes any return, declaration, report, estimate, information return, statement, notice, filing, form or other document (whether in tangible, electronic or other form) or claim for refund relating to, made, prepared, filed or required to be made, prepared or filed in connection with any Taxes, including information returns or reports with respect to withholding at source or payments to third parties, and any schedules, supplements, appendices, exhibits or attachments thereto or amendments of any of the foregoing.

(b)

Each of the Vendor and Drive Organics has duly filed on a timely basis all Tax Returns required to be filed. All such Tax Returns are complete and accurate in all respects. All Taxes due from or payable by the Vendor or Drive Organics pertaining to the Business for periods (or portions thereof) ending on or prior to the date hereof and the Closing Date, as applicable, have been paid, whether or not assessed by the appropriate Regulatory Authority, or will be provided for in the Final Closing Balance Sheet. All installments or other payments on account of Taxes that relate to periods for which Tax Returns are not yet due have been paid by the Vendor and Drive Organics on a timely basis. Provision will be made on the Final Closing Balance Sheet for amounts at least equal to the amount of all Taxes owing by the Vendor or Drive Organics pertaining to the Business that will not be due and payable by the Closing Date and that relate to periods ending on or prior to the Closing Date. To the best knowledge of the Vendor, there are no actions, investigations, objections, appeals, suits, audits or other proceedings or claims in progress, pending or threatened by or against the Vendor or Drive Organics in respect of any Taxes pertaining to the Business, and in particular there are no currently outstanding assessments, matters under discussion, audit or appeal or written enquiries which have been issued or raised by any Regulatory Authority relating to any such Taxes. There are no Encumbrances pending on or with respect to any of the assets of the Vendor or Drive Organics (including the Purchased Assets) that arose in connection with any failure (or alleged failure) to duly and timely pay or withhold any Tax, including all installments on account of Taxes for the current year.

(c)

Each of the Vendor and Drive Organics has duly and timely withheld, collected and paid to the proper Regulatory Authorities all Taxes pertaining to the Business required to have been withheld, collected and paid in connection with amounts paid, credited or deemed to be paid or credited, or owing to or for the account or benefit of any Person, including any employee, officer or director, independent or dependent contractor, creditor, shareholder, non-resident of Canada or other third party, and all amounts on account of any sales or transfer Taxes, including goods and services, harmonized sales and provincial or territorial sales.

(d)

Each of the Vendor and Drive Organics is not a non-resident person within the meaning of the ITA.

(e)

The Business is a separate business from other businesses carried on by the Vendor. The Purchased Assets comprise all or substantially all of the property used by the Vendor in carrying on the Business. The Accounts Receivable at the Closing Date will constitute all of the outstanding debts of the Vendor in respect of the Business, that were included in the Vendor's income in the year of sale or a previous year and that are outstanding on the Closing Date.

(33)

 Real Properties and Leased Premises.

(a)

Schedule 3.1(33)(a) contains a complete and correct list of all Real Properties included in the Purchased Assets which are owned in whole or in part by the Vendor or Drive Organics and sets forth the municipal address, owner and legal descriptions of each parcel. There are no Contracts to sell, transfer or otherwise dispose of any of the Real Properties, or to purchase or acquire any real properties other than the Real Properties, or which would restrict the ability of the Vendor or Drive Organics to transfer any of the Real Properties.

(b)

The Vendor or Drive Organics, as the case may be, is the legal and beneficial owner of the Real Properties, and has good and marketable title to each of the Real Properties, free and clear of any and all Encumbrances, except for the Permitted Encumbrances. None of the Real Properties, in whole or in part, is occupied by or leased or licensed, to any other Person.

(c)

Schedule 3.1(33)(c) contains a complete and correct list of (i) all Leases included in the Purchased Assets under which the Vendor leases, subleases or otherwise occupies any real property as lessee or sublessee; and (ii) all Leases in which Drive Organics leases, subleases or otherwise occupies any real property as lessee or sublessee, in each case setting forth (A) the municipal address, (B) the lessor or licensor, (C) the lessee (D) area of the premises, (E) a description of all relevant documents (including, amendments, renewals, extensions, registered notices, non-disturbance agreements and attornment agreements) and (F) details of rent payable. Other than the Leases, neither the Vendor nor Drive Organics is a party to or is bound, as lessee, by any lease, sublease, or other instrument relating to real property. Complete and correct copies of the Leases have been provided to the Purchaser. The Leases are in full force and effect, unamended. The Vendor or Drive Organics, as the case may be, under each Lease is exclusively entitled to all rights and benefits as lessee under such Lease free of all Encumbrances other than Permitted Encumbrances, and the Vendor or Drive Organics, as the case may be, has not sublet, assigned or otherwise conveyed any rights in any of the Leased Premises or in any of the Leases to any other Person. Each of Vendor and Drive Organics enjoys peaceful and undisturbed possession under its respective Leases for the Leased Premises. The Vendor or Drive Organics, as applicable, has no option, right of first refusal or other right relating to the Leased Premises, other than as set out in the Leases.

(d)

All rental and other payments and other obligations required to be paid or performed by the Vendor or Drive Organics pursuant to each of the Leases have been duly paid or performed. Neither the Vendor nor Drive Organics is in default of any of its obligations under any of the Leases and, to the best knowledge of the Vendor, none of the landlords or other parties to the Leases are in default of any of their obligations under any of the Leases. No waiver, indulgence or postponement of the Vendor's or Drive Organics' obligations under any of the Leases has been granted by the landlord thereunder. The Vendor or Drive Organics, as applicable, has not waived, or omitted to take any action with respect to any material rights under any of the Leases which waiver or omission could reasonably be expected to materially and adversely affect the rights of the Purchaser under such Leases. There exists no event of default under any Lease or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default under the Lease. None of the terms and conditions of any of the Leases will be affected by, nor will any of the Leases be in default as a result of, the completion of the Transactions, and all Consents of landlords or other parties to the Leases required in order to complete the Transactions have been obtained, or will have been obtained by the Closing Time, and are, or once obtained will be, in full force and effect.

(e)

The use by the Vendor and Drive Organics, as the case may be, of each of the Real Properties and Leased Premises is not in breach of any Laws, including any building, zoning or other statutes or any official plan, or any covenants, restrictions, rights or easements, affecting such Real Property or Leased Premises. The Vendor or Drive Organics has not made application for any minor variance, rezoning or official plan amendment in respect of any of the Real Properties and has no knowledge of any proposed or pending changes to any zoning regulation or official plan affecting the Real Properties. All buildings, structures and improvements situated on any of the Real Properties and to the best knowledge of the Vendor or Drive Organics situated on any of the Leased Premises, are located wholly within the boundaries of such Real Property or Leased Premises, as applicable, and comply with all Laws, covenants, restrictions, rights and easements affecting the same. There are no outstanding work orders, non-compliance orders, deficiency notices or other such notices relative to any of the Real Properties or Leased Premises. Each of the Real Properties and Leased Premises is fully serviced by utilities having adequate capacities for the operations of the Business as currently conducted by the Vendor or Drive Organics. Each of the Real Properties and Leased Premises has adequate rights of access to and from public streets or highways for the operations of the Business as currently conducted by the Vendor or Drive Organics.

(f)

True and complete copies of: (i) deeds, title insurance policies, certificates of title, title opinions, summaries or memoranda relating to title to the Real Properties; (ii) appraisals, valuations or other information evidencing the cost, assessed value and/or market value of the Real Properties; (iii) any surveys, real property reports, reference plans, aerial photographs, site plans; (iv) any reports or findings relating to building inspections, roof conditions, structural elements, services or other physical condition of the Improvements and Real Properties; (v) material evidencing Encumbrances and Appurtenances relating to the Real Properties that are not disclosed in public records; and (vi) materials relating to work orders, notices of violation or deficiency notices affecting the Real Properties, in each case within the possession or control of the Vendor or Drive Organics, have been delivered to the Purchaser.

(g)

The Vendor or Drive Organics has not entered into any agreement to sell, transfer, encumber, or otherwise dispose of or impair the right, title and interest of the Vendor or Drive Organics, as applicable, in and to the Real Properties or the air, density and easement rights relating to the Real Properties.

(h)

The Vendor has no knowledge of any expropriation or condemnation or similar proceeding existing or threatened against the Real Properties or any part of the Real Properties.

(i)

No amounts including, without limitation, municipal property Taxes, local improvement Taxes, levies or assessments, are owing by the Vendor or Drive Organics in respect of any of the Real Properties or the Leased Premises to any Regulatory Authority or public utility, other than current accounts which are not in arrears. There are no outstanding appeals on assessments which have been issued or raised by any Regulatory Authority or by the Vendor or Drive Organics concerning any realty, business or other Taxes with respect to any of the Real Properties or Leased Premises.

(j)

To the best knowledge of the Vendor, the Improvements located on the Real Properties or Leased Properties are free of any structural defect or any other substantial defect. The Improvements and heating, ventilating, plumbing, drainage, electrical and air conditioning systems and all other systems used in any of the Real Properties or the Leased Premises are in good working order, fully operational and free of any defect, except for normal wear and tear.

(k)

All accounts for work and services performed or materials placed or furnished upon or in respect of the construction and completion of any Improvements located on the Real Properties or the Leased Premises have been fully paid or accrued and no one is entitled to claim a lien under the Construction Lien Act (Ontario) or other similar legislation for such work performed by or on behalf of the Vendor or Drive Organics, as applicable.

(l)

There are no outstanding defaults (or events which would constitute a default with the passage of time or giving of notice or both) under the Permitted Encumbrances on the part of the Vendor or Drive Organics, and to the best knowledge of the Vendor, on the part of any other party to such Permitted Encumbrances.

(m)

There are no matters affecting the right, title and interest of the Vendor or Drive Organics, as applicable, in and to the Real Properties which have had, or could reasonably be expected to have as of the Closing Date, a Material Adverse Effect on the ability of the Purchaser to carry on the Business upon the Real Properties and the Leased Premises as it has been carried on by the Vendor in the ordinary course and consistent with past practice.

(34)

Environmental Matters.

(a)

For the purposes of this Agreement, the following terms and expressions shall have the following meanings:

(i)

"Environmental Laws" means all Laws applicable to the environment (which includes, without limitation, plants, animals or other living things, indoor and outdoor air, surface water, ground water, sediment, land surface, soil and subsurface strata), occupational health and safety, product safety, product liability and public safety;

(ii)

"Environmental Consents" includes all Consents issued by or issuable by any Regulatory Authority under Environmental Laws;

(iii)

"Hazardous Substance" means, any material, substance, solid, liquid, gas, odour, heat, sound, vibration, radiation or combination of any of them which: (A) is regulated under Environmental Laws; (B) may impair or adversely affect the quality of the environment; or (C) under Environmental Laws is defined or deemed to be "hazardous", "toxic", "deleterious", "caustic", "dangerous", a "pollutant", a "waste", a "hazardous material", a "source of contamination" or analogous substance including, without limitation, petroleum and petroleum products, asbestos, polychlorinated biphenyls, and flammable and radioactive materials;

(iv)

"Release" means any release, spill, leak, emission, discharge, leach, dumping, migration, pumping, pouring, emitting, emptying, injecting, spraying, burying, abandoning, incinerating, seeping, escape, disposal or similar or analogous act;

(b)

The Vendor, Drive Organics, the operation of the Business and all of the Purchased Assets have been and are in compliance with all Environmental Laws, including all Environmental Consents.

(c)

Neither the Vendor nor Drive Organics has been charged with or convicted of any offence for non-compliance with Environmental Laws, or been fined or otherwise sentenced or settled any prosecution short of conviction; (ii) there are no notices of judgment or commencement of proceedings of any nature and neither the Vendor nor Drive Organics, to the best knowledge of the Vendor, has ever been investigated relating to any breach or alleged breach of Environmental Laws; and (iii) to the best knowledge of the Vendor, there are no grounds, facts or circumstances which could reasonably be expected to result in any such proceedings, breach or charge.

(d)

Each of the Vendor and Drive Organics holds all Environmental Consents necessary for the lawful operation of the Business, pursuant to all applicable Laws, all of which Environmental Consents are listed on Schedule 3.1(34) and all of which are valid and subsisting in good standing with no violations as of the date of this Agreement, except for any non-compliance or violation that has not had or could not reasonably be expected to have a Material Adverse Effect. The Vendor has provided a true and complete copy of each Environmental Consent listed on Schedule 3.1(34) to the Purchaser. Except as set forth in Schedule 3.1(34), (i) all such Environmental Consents are validly held by either the Vendor or Drive Organics in its own name, and each of the Vendor and Drive Organics has complied in all material respects with all terms and conditions thereof; (ii) neither the Vendor nor Drive Organics has received notice of any legal proceeding relating to the revocation or modification of any such Environmental Consent; and (iii) none of such Environmental Consents will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the Transactions contemplated hereby.

(e)

There are no Hazardous Substances located at, on, in or under the surface of any Real Properties or Leased Premises, and no Release of any Hazardous Substances has occurred on, in or from any Real Properties or Leased Premises or has resulted from the operation of the Business and the conduct of activities thereon. To the best knowledge of the Vendor, there are no Hazardous Substances migrating toward any of the Real Properties or Leased Premises from any other property.

(f)

Except as disclosed in Schedule 3.1(34), neither the Vendor nor Drive Organics has used any of its Real Properties or Leased Premises to produce, generate, manufacture, treat, store, handle, transport or dispose of any Hazardous Substances except in compliance with Environmental Laws.

(g)

Except as disclosed in Schedule 3.1(34), there are no underground or above-ground storage fuel reservoir or associated piping or Appurtenances (active or abandoned), or urea formaldehyde foam insulation, asbestos, polychlorinated biphenyls or radioactive substances located on or in or under the surface of any of the Real Properties and, to the best knowledge of the Vendor, located on or in or under the surface of any Leased Premises or other assets used thereon.

(h)

Neither the Vendor nor Drive Organics is, and, to the best knowledge of the Vendor, there is no basis upon which either the Vendor or Drive Organics could become, responsible for any investigation, clean-up or corrective action under any Environmental Laws. The Vendor has provided the Purchaser with copies of any environmental audits, site assessments and studies (including all drafts thereof) concerning any of the Real Properties and Leased Premises, or that are in any way related to the Business, in the case of the Vendor, or Drive Organics' business that either the Vendor or Drive Organics has ever conducted or that are in the Vendor's or Drive Organics' possession or control.

(35)

Labour and Employee Matters.

(a)

Schedule 3.1(35)(a) sets forth a complete and accurate list of all Employees, together with their titles, service dates, current wages, salaries or hourly rates of pay, benefits, vacation entitlement, commissions and bonus (whether monetary or otherwise) or other material compensation paid since the beginning of the most recently completed fiscal year or payable to each such Employee. Schedule 3.1(35)(a) also lists Employees on inactive status, including lay-off, short-term disability leave, long-term disability leave, pregnancy and parental leave or other extended absences, or receiving benefits pursuant to workers' compensation legislation, and specifies the last date of active employment, the reason for the absence and the expected date of return of each such Employee.

(b)

Schedule 3.1(35)(b) identifies each retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit plan that is maintained or otherwise contributed to, or required to be contributed to, by the Vendor or Drive Organics or under which the Vendor or Drive Organics has, or will have, any Liability, or pursuant to which payments are made, or benefits are provided, or an entitlement to payments or benefits may arise with respect to any of its Employees or former employees of the Business, individuals working on contract with the Vendor or Drive Organics or other individuals providing services to the Vendor or Drive Organics and relating to the Business, the Purchased Assets or the Assumed Liabilities (or any spouses, dependants, survivors or beneficiaries of any such persons) (the "Employee Plans"); provided, however, that the Employee Plans shall not include any statutory benefit plans which the Vendor or Drive Organics is required to participate in or comply with, including the Canada and Quebec Pension Plans and plans administered pursuant to applicable health Tax, workplace safety insurance and employment insurance legislation.

(c)

A true and complete copy of each Employee Plan and all booklets and communications concerning the Employee Plans which have been provided to persons entitled to benefits under the Employee Plans have been delivered or made available to the Purchaser together with copies of all material documents relating to the Employee Plans. Each Employee Plan has been established, registered, amended, funded, administered, invested and maintained in compliance with its terms and with the requirements prescribed by any and all Laws that are applicable to such Employee Plan. Except as described in Schedule 3.1(35)(c), there are no plans providing pensions, superannuation benefits or retirement savings including pension plans, top up pensions or supplemental pensions, "registered retirement savings plans" (as defined in the ITA), "registered pension plans" (as defined in the ITA) and "retirement compensation arrangements" (as defined in the ITA) pertaining to the Business for the benefit of Employees or former employees of the Business. Except as described in Schedule 3.1(35)(c):

(i)

all contributions to and payments from each Employee Plan that may have been required to be made in accordance with the terms of any such Employee Plan and, where applicable, with the Laws that govern such Employee Plan, have been made in a timely manner;

(ii)

all material reports, returns and similar documents (including applications for approval of contributions) with respect to any Employee Plan required to be filed with any Regulatory Authority or distributed to any Employee Plan participant have been duly filed on a timely basis or distributed;

(iii)

none of the Employee Plans provide for benefit increases or the acceleration of, or an increase in, securing or funding obligations that are contingent upon, or will be triggered by, the entering into of this Agreement or the completion of the transactions contemplated herein;

(iv)

there is no entity other than the Vendor and Drive Organics participating in any Employee Plan, and no Employee Plan provides benefits to persons who are not Employees nor former employees of the Business;

(v)

none of the Employee Plans provide benefits beyond retirement or other termination of service to Employees or former employees of the Business or to the beneficiaries or dependants of such employees, and where there are such Employee Plans, each such Employee Plan may be amended or terminated at any time without incurring any liability thereunder other than in respect of Claims incurred prior to such amendment or termination; and

(vi)

none of the Employee Plans, or any insurance contract relating thereto, require or permit a retroactive increase in premiums or payments, or require additional premiums or payments on termination of the Employee Plan or any insurance contract relating thereto.

(d)

Neither the Vendor nor Drive Organics has made or is subject to any Contract pertaining to the Business, with any labour union or employee association nor made commitments to or conducted negotiations with any labour union or employee association with respect to any future agreements and, to the best knowledge of the Vendor, there are no current attempts to organize or establish any labour union or employee association with respect to any employees of the Vendor or Drive Organics, nor is there any certification of any such union with regard to a bargaining unit. There are no grievances against either the Vendor or Drive Organics for which the Vendor or Drive Organics has received written notice under any collective agreement.

(e)

There are no Claims, pending Claims nor, to the best knowledge of the Vendor, threatened Claims pursuant to any Laws relating to the Employees or former employees, including employment standards, human rights, labour relations, occupational health and safety, workers' compensation, pay equity or employment equity. To the best knowledge of the Vendor, nothing has occurred which might lead to a Claim under any such Laws. There are no outstanding decisions, orders or settlements or pending settlements which place any obligation upon the Vendor to do or refrain from doing any act.

(f)

All current assessments under workers' compensation legislation in relation to the Business and all of the Vendor's contractors and subcontractors have been paid or accrued by the Vendor. The Business has not been and is not subject to any additional or penalty assessment under such legislation which has not been paid and has not been given notice of any audit. Moreover, the Vendor's accident cost experience is such that there are no pending nor, to the best knowledge of the Vendor, potential assessments, experience rating charges or Claims which could adversely affect the Vendor's premium payments or accident cost experience or result in any additional payments in connection with the Business.

(g)

The Vendor has made available to the Purchaser for review all inspection reports, workplace audits or written equivalent, made under any occupational health and safety legislation which relate to the Business. There are no outstanding inspection orders or written equivalent made under any occupational health and safety legislation which relate to the Business. There have been no fatal or critical accidents in the last three years. The Vendor has complied in all respects with any orders issued under any occupational health and safety legislation. There are no appeals of any orders under any occupational health and safety legislation relating to the Business which are currently outstanding.

(h)

All accruals for unpaid vacation pay, premiums for employment insurance, health premiums, Canada Pension Plan premiums, accrued wages, salaries and commissions and employee benefit plan payments have been reflected in the Records.

(36)

 Product Warranties. Schedule 3.1(36) is a complete and accurate list of all express, written warranties given to purchasers of products supplied by the Vendor or Drive Organics in connection with the Business.

(37)

Intellectual Property.

(a)

As used herein: (i) "Intellectual Property" means all domestic and foreign (A) trademarks, service marks, certification marks, trade names, business names, Internet domain names, designs, logos, slogans and other distinctive indicia of origin, together with goodwill, registrations and applications relating to the foregoing ("Trademarks"); (B) patents and pending patent applications, invention disclosure statements, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof, any counterparts claiming priority therefrom and like statutory rights ("Patents"); (C) registered and unregistered copyrights (including those in Software and Trade Secrets), industrial designs, rights of publicity and all registrations, the content and information contained on any Web site and applications to register the same ("Copyrights"); and (D) confidential or proprietary technology, know-how, inventions, processes, formulae, algorithms, models and methodologies ("Trade Secrets"); (ii) "Intellectual Property Licenses" means all Contracts (excluding "click-wrap" or "shrink-wrap" agreements or agreements contained in "off-the-shelf" Software or the terms of use or service for any Website) pursuant to which the Vendor or Drive Organics has acquired rights in (including usage rights) any Intellectual Property or Software used in the conduct of the Business, or Contracts pursuant to which the Vendor or Drive Organics has licensed or transferred the right to use any Intellectual Property or Software used in the conduct of the Business, including license agreements, settlement agreements and covenants not to sue; (iii) "Software" means all computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all electronic data and electronic collections of data, all documentation, including user manuals and training materials, related to any of the foregoing; and (iv) "Vendor Intellectual Property" means the Intellectual Property and Software used in the conduct of, or necessary for, the Business as presently conducted.

(b)

Schedule 3.1(37)(b) sets forth, for the Vendor Intellectual Property owned by the Vendor or Drive Organics, a complete and accurate list, specifying where applicable the respective registration or application numbers and the names of all registered owners, of all domestic and foreign federal, state and/or provincial: (i) Patents issued or pending; (ii) Trademark registrations and applications for registration (including without limitation, Internet domain name registrations) and material unregistered Trademarks; and (iii) all registered Copyrights and material unregistered Copyrights.

(c)

Schedule 3.1(37)(c) sets forth all (i) Software that is owned by the Vendor or Drive Organics and used in the conduct of the Business, and (ii) Intellectual Property Licenses. Complete and correct copies of all Intellectual Property Licenses have been provided to the Purchaser. The Vendor does not utilize the Minotaur software application in connection with the operation of the Business.

(d)

The Vendor or Drive Organics, as the case may be, is the sole owner of or possesses all licenses or other legal rights to use, sell and license the Vendor Intellectual Property, free and clear of any Encumbrances. To the extent that any work, invention, or Vendor Intellectual Property has been developed or created by an employee or a third party for the Vendor or Drive Organics, the Vendor or Drive Organics has a written agreement with such employee or third party with respect thereto and thereby has obtained ownership of, and is the exclusive owner of all right, title and interest in and to such work, material, invention or Vendor Intellectual Property, and such employee or third party (or employees of such third party as the case may be) have waived all authors and moral rights in and to any such work, invention or Vendor Intellectual Property.

(e)

All Trademark registrations and applications for registration, Patents issued or pending and Copyright registrations and applications for registration, owned or paid for by the Vendor or Drive Organics, and in each case related to Trademarks, Patents and Copyrights used in the conduct of the Business, are valid, subsisting, enforceable and in full force and effect and have not lapsed, expired or been abandoned or withdrawn, and are not the subject of any opposition filed with the Canadian Intellectual Property Office, the United States Patent and Trademark Office, or any other intellectual property registry anywhere in the world.

(f)

Each of the Vendor and Drive Organics has taken commercially reasonable measures to protect the secrecy, confidentiality and value of its Trade Secrets and other confidential and proprietary information used in the conduct of the Business and the Trade Secrets and such confidential and proprietary information have not been used, divulged or appropriated either for the benefit of any Person (other than the Vendor or Drive Organics) or to the detriment of the Vendor or Drive Organics.

(g)

Except as set forth in Schedule 3.1(37)(g):

(i)

no unresolved Claims or threat of Claims have been asserted in writing by any third party against the Vendor or Drive Organics related to the use of the Vendor Intellectual Property in the conduct of the Business or that the Vendor Intellectual Property infringes, misappropriates, dilutes or otherwise violates any Intellectual Property rights of any third party;

(ii)

the conduct of the Business as conducted does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property rights of any third party;

(iii)

to the best knowledge of the Vendor, no third party is infringing, misappropriating, diluting or violating any Vendor Intellectual Property;

(iv)

no settlement agreements, Consents, judgments, orders, forbearances to sue or similar obligations limit or restrict the Vendor's or Drive Organics' rights in and to any Vendor Intellectual Property;

(v)

neither the Vendor nor Drive Organics has licensed or sublicensed its rights in any Vendor Intellectual Property, or received or been granted any such rights (except pursuant to "click-wrap" or "shrink-wrap" agreements or agreements contained in "off-the-shelf" Software or the terms of use or service for any Website), other than pursuant to the Intellectual Property Licenses;

(vi)

neither the Vendor nor Drive Organics has and, to the best knowledge of the Vendor, no other Person has, used in, incorporated into, integrated or bundled with, or used in the development or compilation (other than generally available commercial compilers) of, any Software comprising the Vendor Intellectual Property, any open source, public source or freeware software, code or other technology or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license; and

(vii)

the consummation of the Transactions contemplated hereby will not result in the loss or impairment of the Purchaser's rights to own or use any of the Vendor Intellectual Property or obligate the Purchaser to pay any royalties or other amounts to any third party in excess of the amounts payable by the Purchaser prior to the Closing, nor will such consummation require the consent of any third party in respect of any Vendor Intellectual Property.

(38)

Title to Drive Organics Shares. The Vendor owns all of the issued and outstanding shares of Drive Organics. All rights and powers to vote the Drive Organics Shares are held by the Vendor.

(39)

Solvency.

(a)

Neither the Vendor nor Drive Organics is currently Insolvent and neither will be rendered Insolvent by any of the Transactions. As used in this section, "Insolvent" means that the sum of the debts and other Liabilities of the Vendor or Drive Organics, as applicable, exceeds the present fair saleable value of the Vendor's or Drive Organics', as applicable, assets.

(b)

Immediately after giving effect to the Transactions: (i) each of the Vendor and Drive Organics will be able to pay its Liabilities as they become due in the ordinary course of business, (ii) each of the Vendor and Drive Organics will have assets (calculated at fair market value) that exceed its Liabilities, and (iii) taking into account all pending and threatened litigation, final judgments against the Vendor and Drive Organics in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, either the Vendor or Drive Organics will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as other obligations of the Vendor and Drive Organics. The cash available to each of the Vendor and Drive Organics, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such Liabilities and judgments promptly in accordance with their terms.

(40)

Brokers or Finders. Except as set forth on Schedule 3.1(40), no broker, finder, agent or similar intermediary has acted on behalf of the Vendor or Drive Organics in connection with this Agreement or the Transactions, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with the Vendor or Drive Organics.

(41)

Payments. None of the Vendor, Drive Organics, or any Affiliate of the Vendor, or, to the best knowledge of the Vendor, any director, officer, employee, or any other individual associated with or acting for or on behalf of any of the Vendor, Drive Organics, or any Affiliate of the Vendor, has directly or indirectly (a) made any contribution, gift, rebate, payoff, influence payment, kickback or other payment to any Person, regardless of form, whether in money, property or services (i) to obtain favourable treatment in securing business, (ii) to pay for favourable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, or (b) in violation of any Law, established or maintained any fund or asset that has not been recorded in the books and Records of the applicable company.

(42)

Sales and Assets in the United States. During the fiscal year ending December 31, 2009 and the period subsequent thereto, the Purchased Assets have at no time subsequent to acquisition by the Vendor for use in the Business been located, domiciled, or kept in the United States. During the fiscal year ending December 31, 2009 and the period subsequent thereto, the Purchased Assets have not generated sales in or into the United States in excess of $63.4 million.

(43)

Disclosure. The representations and warranties and statements of the Vendor contained in this Agreement and the statements contained in the Financial Statements, the schedules to this Agreement, and any certificate or other agreement furnished or to be furnished by the Vendor to Purchaser, Purchaser Parent or any of Purchaser's or Purchaser Parent's representatives pursuant to the provisions of this Agreement, do not contain, and will not contain at the Closing, any untrue statement of a material fact, and do not omit, and will not omit at the Closing, to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading. Without limiting the generality of the foregoing, the Vendor has not failed to disclose to the Purchaser or the Purchaser Parent, any fact or information relating to the Business as presently conducted or the Purchased Assets which could reasonably be expected to have or result in a Material Adverse Effect.

3.2

Representations and Warranties of the Purchaser and Purchaser Parent. The Purchaser and the Purchaser Parent, jointly and severally, hereby make the following representations and warranties to the Vendor and Drive Organics as of the date hereof and as of the Closing Date and acknowledge that the Vendor and Drive Organics are relying on such representations and warranties in entering into this Agreement and completing the Transactions:

(1)

Incorporation and Existence. The Purchaser is a corporation incorporated and existing under the laws of Canada and the Purchaser Parent is a corporation incorporated and existing under the laws of the State of Delaware.

(2)

 GST Registration. At Closing, the Purchaser will be a registrant for purposes of the ETA and Division I of Chapter VIII of Title I of An Act respecting Quebec Sales Tax with respect to the Quebec sales Tax.

(3)

Validity of Agreement.

(a)

Each of the Purchaser and the Purchaser Parent has all necessary corporate power to enter into and perform its obligations under this Agreement, the Ancillary Agreements to which it is a party and any other agreements or instruments to be delivered or given by it pursuant to this Agreement.

(b)

The execution, delivery and performance by the Purchaser and the Purchaser Parent of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of each of the Purchaser or the Purchaser Parent, as applicable.

(c)

This Agreement, the Ancillary Agreements or any other agreements entered into pursuant to this Agreement to which the Purchaser or the Purchaser Parent is a party constitute legal, valid and binding obligations of the Purchaser or the Purchaser Parent, as applicable, enforceable against the Purchaser or the Purchaser Parent, as applicable, in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(4)

No Violation. The execution and delivery of this Agreement and each of the Ancillary Agreements by the Purchaser and the Purchaser Parent, the consummation of the Transactions and the fulfilment by the Purchaser or the Purchaser Parent, as applicable, of the terms, conditions and provisions hereof and thereof will not (with or without the giving of notice or lapse of time, or both):

(a)

contravene or violate or result in a breach or a default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligations of the Purchaser or the Purchaser Parent, as applicable, under:

(i)

any applicable Law or Governmental Authorizations;

(ii)

any judgment, order, writ, injunction or decree of any Regulatory Authority having jurisdiction over the Purchaser or the Purchaser Parent;

(iii)

the articles, by-laws or any resolutions of the board of directors or stockholders of the Purchaser or the articles, by-laws or any resolutions of the board of directors or stockholders of the Purchaser Parent;

(iv)

any Consent held by the Purchaser or the Purchaser Parent; or

(v)

the provisions of any material Contract to which the Purchaser or the Purchaser Parent is a party or by which it is, or any of its properties or assets are, bound.

(5)

Consents. Except for those filings required to be made with the SEC, there is no requirement for the Purchaser or the Purchaser Parent to make any filing with, give any notice to or obtain any Consent from any Regulatory Authority as a condition to the lawful consummation of the Transactions.

(6)

Legal Proceedings. As of the date hereof, there are no Claims pending by or against or to the knowledge of Purchaser or Purchaser Parent threatened against, the Purchaser or the Purchaser Parent which would impair or reasonably be likely to impair the ability of the Purchaser or the Purchaser Parent, as applicable, to consummate the Transactions.

(7)

Due Diligence Investigations. The Purchaser and the Purchaser Parent have had an opportunity to discuss the business, management, operations and finances of the Business with the Vendor and to inspect the facilities used in the conduct of the Business. The Purchaser and the Purchaser Parent have conducted their own independent investigation of the Business and, in making their decision to execute and deliver this Agreement and to consummate the Transactions, the Purchaser and the Purchaser Parent have relied solely upon such investigations and the representations and warranties of the Vendor and Drive Organics set forth in Section 3.1 (and acknowledges that such representations and warranties are the only representations and warranties made by the Vendor or Drive Organics) and has not relied upon any other information provided by, for or on behalf of the Vendor or Drive Organics, or their agents or representatives, to the Purchaser or the Purchaser Parent in connection with the Transactions.

3.3

Survival of Covenants, Representations and Warranties of the Vendor and Drive Organics. To the extent that they have not been fully performed at or prior to the Closing Time, and unless otherwise provided, the covenants, representations and warranties of the Vendor and Drive Organics contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement (other than the Ancillary Agreements which shall be governed by their terms) shall survive the Closing and shall continue for the benefit of the Purchaser and the Purchaser Parent for a period of 18 months notwithstanding such Closing, nor any investigation made by or on behalf of the Purchaser or the Purchaser Parent or any knowledge of the Purchaser or the Purchaser Parent, except that:

(a)

the representations and warranties set out in Section 3.1(1), Sections 3.1(3) to and including 3.1(8) Section 3.1(21) and 3.1(38) and the corresponding representations and warranties set out in the certificates to be delivered pursuant to Section 5.1(1), shall survive the Closing and continue in full force and effect without limitation of time;

(b)

the representations and warranties set out in Section 3.1(34) and the corresponding representations and warranties set out in the certificates to be delivered pursuant to Section 5.1(1), shall survive the Closing and continue in full force and effect, subject only to applicable limitation periods imposed by Law;

(c)

the representations and warranties set out in Section 3.1(32) and the corresponding representations and warranties set out in the certificates to be delivered pursuant to Section 5.1(1) shall survive the Closing and continue in full force and effect until, but not beyond, ninety days following the expiration of the period, if any, during which an assessment, reassessment or other form of recognized document assessing or reassessing Liability for Tax, interest or penalties under Laws applicable to Tax in respect of any taxation year to which such representations and warranties extend could be issued under such Laws to the Vendor or Drive Organics, including any additional period resulting from the Vendor or Drive Organics filing a waiver or other document extending such period in respect of any taxation year;

(d)

the covenant of each of the Vendor and Drive Organics to pay, discharge, satisfy and perform the Excluded Liabilities and indemnify the Purchaser Indemnified Parties (as defined in Section 8.1) for any Losses suffered by the Purchaser Indemnified Parties relating to the Vendor's and Drive Organics' failure to so pay, discharge, satisfy and perform the Excluded Liabilities shall continue in full force and effect without limitation of time;

(e)

a claim for breach of any such representation, warranty or covenant, to be effective, must be asserted in writing on or prior to the applicable expiration time set out in this Section 3.3, provided that a claim for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement involving fraud, fraud in the inducement, willful misconduct, fraudulent misrepresentations or intentional misrepresentations may be made at any time following the Closing Date, without limitation of time; and

(f)

no claim for any breach of any of the covenants, representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement may be made after the applicable expiration time set out in this Section 3.3 (including, as modified by subsection (e)) notwithstanding that such breach was not objectively discoverable.

3.4

Survival of Covenants, Representations and Warranties of the Purchaser and Purchaser Parent. To the extent that they have not been fully performed at or prior to the Closing Time, and unless otherwise provided, the covenants, representations and warranties of the Purchaser or the Purchaser Parent contained in this Agreement and in any agreement, instrument, certificate or other document delivered pursuant to this Agreement (other than the Ancillary Agreements which shall be governed by their terms) shall survive the Closing and shall continue for the benefit of the Vendor and Drive Organics for a period of 18 months notwithstanding such Closing, nor any investigation made by or on behalf of the Vendor or Drive Organics or any knowledge of the Vendor or Drive Organics, except that:

(a)

the representations and warranties set out in Sections 3.2(1) and 3.2(3), and the corresponding representations and warranties set out in the certificates to be delivered pursuant to Section 5.2(1), shall survive the Closing and shall continue in full force and effect without limitation of time;

(b)

the covenant of the Purchaser to pay, discharge, satisfy and perform the Assumed Liabilities and indemnify the Vendor Indemnified Parties (as defined in Section 8.2) for any Losses suffered by the Vendor Indemnified Parties relating to the Purchaser's failure to so pay, discharge, satisfy and perform the Assumed Liabilities shall continue in full force and effect without limitation of time;

(c)

a claim for breach of any such representation, warranty or covenant, to be effective, must be asserted in writing on or prior to the applicable expiration time set out in this Section 3.4, provided that a claim for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement involving fraud, willful misconduct, fraudulent misrepresentations or intentional misrepresentations may be made at any time following the Closing Date, without limitation of time; and

(d)

no claim for any breach of any of the covenants, representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement may be made after the applicable expiration time set out in this Section 3.4 (including, as modified by subsection (c)) notwithstanding that such breach was not objectively discoverable.

ARTICLE 4.
COVENANTS

4.1

Conduct During Interim Period. During the Interim Period, without in any way limiting any other obligations of the Vendor or Drive Organics in this Agreement:

(1)

Conduct Business in the Ordinary Course. The Vendor and Drive Organics shall conduct the Business only in the ordinary course of business and consistent with past practice, and each of the Vendor and Drive Organics shall not, without the prior written consent of the Purchaser and the Purchaser Parent, enter into any transaction or refrain from doing any action that would constitute a breach of any representation, warranty, covenant or other obligation of the Vendor contained herein, and provided further that, without limiting the generality of the foregoing, each of the Vendor and Drive Organics shall not:

(a)

sell, lease, transfer or assign any assets, properties or rights related to the Business, except (i) sales of Inventory, (ii) the sale of obsolete equipment, and (iii) the sale of Excluded Assets, in each case in the ordinary course of business and consistent with past practice;

(b)

permit any Encumbrances to attach to or affect any of the Purchased Assets other than Permitted Encumbrances;

(c)

do any act or thing or omit to do any act or thing which action or omission would result in a breach of any of the representations and warranties set forth in Section 3.1(15);

(d)

hire any employees for the Business; or

(e)

enter into any Contract of the kind described in Sections 3.1(6), 3.1(26), 3.1(33)(a), or 3.1(33)(c) .

(2)

 Continue Insurance. Each of the Vendor and Drive Organics shall continue to maintain in full force and effect all policies of insurance or renewals now in effect, and shall give all notices and present all claims under all policies of insurance in a timely fashion.

(3)

Regulatory Consents. Each of the Vendor and Drive Organics shall use its best efforts to make, give or obtain, at or prior to the Closing Time, with, to or from all appropriate Regulatory Authorities, the filings, notifications and Consents described in Schedule 3.1(16) .

(4)

Contractual Consents. Except as set forth in Schedule 2.11(c)(i), each of the Vendor and Drive Organics shall use commercially reasonable efforts to make, give or obtain, at or prior to the Closing Time, the filings, notifications and Consents described in Schedule 3.1(9) in respect of Contracts, on such terms as are acceptable to the Purchaser.

(5)

Preserve Goodwill. Each of the Vendor and Drive Organics shall use its best efforts to preserve intact the Business and the Purchased Assets and to carry on the Business as currently conducted, and to promote and preserve for the Purchaser the goodwill of suppliers, customers and others having business relations with the Vendor or Drive Organics. Each of the Vendor and Drive Organics shall use its best efforts consistent with past practices and policies to keep available the services of its present Employees.

(6)

Maintenance of Purchased Assets. Each of the Vendor and Drive Organics shall maintain the Real Property, Improvements and other assets, properties and rights included in the Purchased Assets in the same state of repair, order and conditions as they are on the date hereof, reasonable wear and tear excepted.

(7)

Discharge Liabilities. Each of the Vendor and Drive Organics shall pay and discharge the Liabilities of the Vendor or Drive Organics, as the case may be, relating to the Business in the ordinary course in accordance and consistent with the past practice of the Vendor or Drive Organics, except those contested in good faith by the Vendor.

(8)

Corporate Action. Each of the Vendor and Drive Organics shall take all necessary corporate action, steps and proceedings to approve or authorize, validly and effectively, the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement and to complete the transfer of the Purchased Assets to the Purchaser free and clear of all Encumbrances except for the Permitted Encumbrances and to cause all necessary meetings of directors and shareholders of each of the Vendor and Drive Organics to be held for such purpose.

(9)

Advise of Changes. Each of the Vendor and Drive Organics shall promptly notify the Purchaser in writing of any fact, condition, event or occurrence that will or that could reasonably be expected to result in the failure of any of the conditions contained in Section 5.1 to be satisfied, promptly upon becoming aware of the same. Except as set forth in Section 4.3(2), such notification shall not be effective to modify this Agreement, any Schedule hereto, or to qualify the representations and warranties contained herein or to cure any misrepresentation or breach of warranty that otherwise might have existed under this Agreement for all purposes, including, without limitation, determination of the satisfaction of the Purchaser's and the Purchaser Parent's conditions to Closing and the Purchaser's and the Purchaser Parent's entitlement to indemnification pursuant to Article 8.

(10)

Financial Statements. The Vendor shall furnish to Purchaser or its representatives: (A) within 30 days of the close of each fiscal month, monthly financial statements (including a balance sheet and income statement) of the Business, prepared in the same manner as the Financial Statements in accordance with past practice; (B) within 45 days of the close of each fiscal quarter, quarterly financial statements (including a balance sheet and income statement) of the Business, prepared in the same manner as the Financial Statements in accordance with past practice; and (C) such additional financial and operating data and other information relating to the Business as may be reasonably requested by Purchaser.

4.2

Access to Information. The Vendor shall, and shall cause all of its Affiliates to, at all times during the Interim Period make available to the Purchaser and its representatives and advisers, including but not limited to Purchaser's lenders, for examination all of the Records in the Vendor's or such Affiliates' possession or under its or their control, including environmental and health and safety reports and records. The Vendor shall at all times during the Interim Period give the Purchaser and its representatives and advisers, including but not limited to Purchaser's lenders, access to the Purchased Assets and the Employees during normal business hours and upon reasonable notice, in order to make such investigations as the Purchaser shall deem necessary or advisable in connection with the acquisition of the Purchased Assets. The Vendor shall give such persons all means necessary to effect such examinations and investigations and shall cause its agents, employees, officers and directors to use their best efforts to aid such persons in such examinations and investigations. The Purchaser shall have the right to have the Real Properties inspected by the Purchaser's representatives including, without limitation, for the purposes of Phase I and Phase II environmental site assessments, subject to the entering into of a site access agreement in a form acceptable to each of the Vendor, the Purchaser and the Purchaser Parent, each acting reasonably. The Vendor authorizes and consents to the release by any Regulatory Authority having jurisdiction of any information, and shall sign any documents or forms of consent reasonably required and incidental thereto. The exercise of any rights of access, inspection or examination by or on behalf of the Purchaser shall not affect or mitigate the Vendor's covenants, representations and warranties in this Agreement or the Purchaser's rights under this Agreement. The Vendor shall provide the Purchaser and its representatives and advisers at all times during the Interim Period, during normal business hours and upon reasonable notice, with an opportunity to meet with the auditors and any employees, advisers or personnel of the Vendor.

4.3

Supplements to Schedules.

(1)

From time to time prior to the Closing Date, the Vendor and Drive Organics will promptly supplement or amend the Schedules delivered by them pursuant to this Agreement: (a) if any matter hereafter arises which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such supplemental or amended Schedule; or (b) if it becomes necessary to correct any information in the relevant Schedule or in this Agreement which has become inaccurate. Except as set forth in Section 4.3(2), any such supplement or amendment shall not be effective to modify this Agreement and the relevant Schedule, to qualify the representations and warranties contained herein or to cure any misrepresentation or breach of warranty that otherwise might have existed under this Agreement for all purposes, including, without limitation, determination of the satisfaction of the Purchaser's and Purchaser Parent's conditions to Closing and the Purchaser's and Purchaser Parent's entitlement to indemnification pursuant to Article 8.

(2)

If the Vendor or Drive Organics delivers any update, amendment or supplement to the Schedules delivered by them pursuant to this Agreement, such update, amendment or supplement shall be accompanied by a reasonably detailed description of how and when the matter giving rise to the update, amendment or supplement to the Schedules occurred or arose and how and when the Vendor or Drive Organics, as applicable, became aware of such matter. The Vendor or Drive Organics, as applicable, shall further provide evidence, reasonably satisfactory to the Purchaser and the Purchaser Parent, and an authorized officer of the Vendor or Drive Organics, as applicable, shall certify as to whether the matter (i) existed as of the date of this Agreement and ought to have been disclosed in the Schedules as of the date hereof (a "Signing Date Deficiency"); or (ii) arose after the date of this Agreement and in respect of which neither the Board of Directors of the Vendor nor any of the individuals identified in Section 1.2 of this Agreement was aware as of the date of this Agreement (a "Post-Signing Matter"). Any update, amendment or supplement of the Schedules, irrespective of whether on account of a Signing Date Deficiency or a Post-Signing Matter, shall not be effective to modify this Agreement and the relevant Schedule, to qualify the representations and warranties contained herein or to cure any misrepresentation or breach of warranty that otherwise might have existed under this Agreement, in either case, for purposes of determining the satisfaction of the Purchaser and the Purchaser Parent's conditions to Closing. Nor shall any update, amendment or supplement of the Schedules on account of a Signing Date Deficiency be effective to modify this Agreement and the relevant Schedule, to qualify the representations and warranties contained herein or to cure any misrepresentation or breach of a warranty that otherwise might have existed under this Agreement for purposes of determining the Purchaser's and the Purchaser Parent's entitlement to indemnification pursuant to Article 8. In the event that the Vendor or Drive Organics, as applicable, updates, amends or supplements the applicable Schedules on account of a Post-Signing Matter and each of the Purchaser and the Purchaser Parent nonetheless decides to waive the condition to its obligation to complete the Transaction set forth in Section 5.1(1) which would not otherwise be satisfied on account of such update, amendment or supplement, such update, amendment or supplement to the Schedule shall be effective to modify this Agreement and the relevant Schedule, to qualify the representations and warranties contained herein and to cure any misrepresentation or breach of warranty that otherwise might have existed under this Agreement for purposes of determining the Purchaser's and the Purchaser Parent's entitlement to indemnification pursuant to Article 8.

4.4

Satisfaction of Closing Conditions. Each of the Vendor and Drive Organics agrees to use its best efforts to ensure that the conditions set forth in Section 5.1, and each of the Purchaser and the Purchaser Parent agrees to use its best efforts to ensure that the conditions set forth in Section 5.2, are fulfilled at or prior to the Closing Time.

4.5

Delivery of Records. The Purchaser agrees that it will preserve the Records delivered to it pursuant to Section 5.1(5)(k) for a period of six years from the Closing Date, or for such longer period as is required by any applicable Law, and will permit the Vendor or its authorized representatives reasonable access thereto in connection with the affairs of the Vendor including, without limitation, in connection with preparation of financial statements or Tax Returns of the Vendor.

4.6

Employees. The Vendor agrees to provide the Purchaser with an up-to-date list of the names of all Employees of the Vendor or Drive Organics employed in the Business as of the date hereof, which list shall be updated by the Vendor at least two (2) Business Days and not more than five (5) Business Days prior to the Closing Date. The Purchaser agrees that it shall offer employment to all Employees on such updated list effective as at the Closing Time other than Employees who are on long term disability leave (the "Transferred Employees"), on substantially the same terms and conditions of employment (or superior terms and conditions of employment) as are then applicable to such Employees.

The Vendor shall be solely responsible for all amounts accrued or owing to the Employees and all other Liabilities relating to the Employees in respect of all periods prior to the Closing Date, regardless of whether such amounts would otherwise be payable as of the Closing Time; provided, however, that to the extent any such amounts are fully accrued for as current liabilities on the Final Closing Date Balance Sheet, Purchaser shall be responsible for such fully accrued amounts. In addition, the Vendor or Drive Organics, as applicable, shall remain responsible for payment of any and all retention, change in control or other similar compensation or benefits which exist as of the date hereof or as of the Closing Date and are or may become payable to the Employees in respect thereof.

The Vendor and Drive Organics shall severally defend and indemnify and hold harmless the Purchaser Indemnified Parties (as defined in Section 8.1) from and against all Losses suffered or incurred by such Persons (which shall be deemed to be an Indemnification Claim hereunder) as a result of or arising directly or indirectly out of, in connection with or pursuant to any claims by any Employees, other than claims arising after the Closing Date by Transferred Employees who accept the Purchaser's offer of employment as contemplated under this Section 4.6 and which claims arise from the actions or omissions of the Purchaser following the Closing Time. No Employee shall be entitled to any rights under this Section 4.6 or under any other provisions of this Agreement and shall not be third party beneficiaries hereof. The Vendor shall employ all the Employees set out in Schedule 3.1(35) until the Closing Time, except for any Employees who prior to the Closing Time: (a) are terminated for cause; (b) are terminated with the Purchaser's consent, which consent shall not be unreasonably withheld; (c) voluntarily resign; or (d) retire.

4.7

Employee Plans.

(1)

The Purchaser shall not assume any liability for benefits accrued up to the Closing Time under any of the Employee Plans. The Purchaser agrees that it will establish or otherwise provide replacement plans (the "Replacement Plans") for the Transferred Employees in respect of their employment by the Purchaser from and after the Closing Time. For greater certainty, nothing in this Agreement shall limit the right of the Purchaser to, after the Closing Date, amend or terminate in whole or in part any Replacement Plans, nor shall anything in this Agreement require any Replacement Plans to replicate any particular benefit provided under an Employee Plan, including any post-employment or post-retirement medical, dental, life insurance benefit or other similar benefits and arrangements in respect of any Transferred Employee (or any spouse, beneficiary or dependant of any Transferred Employee); provided, however (and for greater certainty), the Vendor shall bear no liability whatsoever as a result of or arising directly or indirectly out of any such amendment or termination. For the purpose of determining the eligibility of a Transferred Employee for membership or benefits under the Employee Plans and under the Replacement Plans:

(a)

 their period of employment shall include employment with both the Vendor or Drive Organics, as applicable, and the Purchaser and shall be deemed not to have been interrupted at the Closing Time; and

(b)

their period of membership shall include membership in both the Employee Plans and the Replacement Plans and shall be deemed not to have been interrupted at the Closing Time;

provided that no Transferred Employee shall be entitled to benefits under any disability plan sponsored by the Purchaser in respect of any condition existing at or event occurring prior to the Closing Time. The Transferred Employees shall begin to accrue benefits under the Replacement Plans as of the Closing Time in respect of their employment by the Purchaser. The Purchaser agrees to use its commercially reasonable efforts to obtain the required approvals of the applicable Regulatory Authorities in connection with the establishment and registration of the Replacement Plans.

(2)

The Vendor and Drive Organics shall be responsible, in accordance with the terms of the applicable Employee Plan, for any and all Claims Incurred by the Employees, including the Transferred Employees, (and their eligible spouses, beneficiaries and dependants) prior to the Closing Time, and the Purchaser shall be responsible, in accordance with the terms of the applicable Replacement Plan, for any and all Claims Incurred by the Transferred Employees (and their eligible spouses, beneficiaries and dependants) on and after the Closing Date.

(3)

If requested by the Purchaser, the Vendor or Drive Organics shall request any applicable benefit plan supplier to provide to the Purchaser the same service that such benefit plan supplier provides to the Vendor and Drive Organics immediately prior to the Closing Time and the Vendor and Drive Organics shall assist the Purchaser, to the extent possible, to cause the benefit plan supplier to agree to provide such services to the Purchaser at the same rates or on the same cost basis that such services are provided to the Vendor and Drive Organics.

(4)

The Purchaser may, but is not obliged to, request the Vendor and Drive Organics to assign to the Purchaser any Employee Plan, and related policies, Contracts and assets, which is sponsored by the Vendor or Drive Organics. If such a request is made by the Purchaser, the Parties shall use their best efforts to obtain the consent of any benefit plan supplier to provide for the assignment of any such Employee Plan.

(5)

The Vendor and Drive Organics shall notify the Transferred Employees that all Claims for expenses which qualify for coverage under the terms of the Employee Plans and which were Incurred prior to the Closing Time must be submitted within 90 days after the Closing Date or such longer period as the Vendor may, in its sole discretion permit.

(6)

Subject to applicable Law, the Vendor and Drive Organics shall provide to the Purchaser, as soon as practicable after the Closing Date, such data, Records, documentation and information relating to Transferred Employees and their participation in any Employee Plan as the Purchaser may reasonably require for the administration of Claims under the Replacement Plans.

4.8

Non-Solicitation.

(1)

After the date hereof and prior to the Closing Time, the Vendor agrees (i) that it shall, and shall direct and use its best efforts to cause its directors, officers, employees, advisors, accountants and attorneys (the "Representatives"), not to initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving the Business, or any purchase of all or any significant portion of the assets of the Business or any equity securities of Drive Organics (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort to attempt to make or implement an Acquisition Proposal; (ii) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties other than the Purchaser conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 4.8; and (iii) that it will notify the Purchaser immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it.

(2)

The Vendor agrees that the Purchaser will be entitled to specifically enforce its rights under this Section 4.8 to recover damages by reason of any breach of the provisions therein and to exercise all other rights existing in its favour. The Vendor further agrees and acknowledges that money damages may not be an adequate remedy for the breach of such provision and that the Purchaser may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief in order to enforce or prevent any violations of this covenant.

4.9

Taxes. The Vendor will be responsible for, and hereby agrees to assume and pay, all Taxes which may be due to any jurisdiction or Regulatory Authority as a result of its operations of the Business prior to Closing.

4.10

Purchaser's Covenant to Assist in Preparation of Vendor Financial Statements.

(1)

The Purchaser acknowledges that the Vendor is a public company listed on the Nasdaq Stock Market and the Toronto Stock Exchange and, as such, has certain financial reporting obligations under applicable Law and/or stock exchange requirements. Following the Closing Date, and on or prior to August 12, 2010, the Vendor is required to file unaudited interim consolidated financial statements as at and for the three- and six-month periods ending July 3, 2010, which financial statements will include the results of the Business up to the Closing Date.

(2)

In order that the Vendor may comply with its obligation as described under Section 4.10(1), the Purchaser shall assist the Vendor in the preparation of the financial statements of the Business as at and for the interim fiscal period ending on the Closing Date (the "Q2 Business Financial Statements"). Among other things, the Purchaser shall provide reasonable access, to the Vendor and its auditors to all work papers of the Purchaser, accounting books and Records relating to the Business during the relevant period and to the appropriate personnel to verify the accuracy, presentation and other matters relating to the preparation of the Q2 Business Financial Statements. Without limiting the foregoing, the Purchaser shall provide the Vendor and its auditors with reasonable access to those employees of the Purchaser (to the maximum extent possible) who were responsible for financial matters concerning the Business during the period that the Vendor owned and operated the Business and who were responsible for the preparation of the Financial Statements.

(3)

The Purchaser will provide the Vendor with such level of assistance as is necessary, in accordance with Section 4.10(2), to ensure that the information necessary for the Vendor to prepare the Q2 Business Financial Statements is available as promptly as possible following the Closing Date and in any event on or prior to the earlier of: (i) the date that is 30 days following the Closing Date; and (ii) July 12, 2010.

4.11

Change of Name of Drive Organics. Prior to or on the Closing Date, Drive Organics shall have filed all documents required to change its name to another name bearing no similarity to "Drive Organics", including but not limited to a name change amendment with the regulatory body in the Province of British Columbia. Prior to or on the Closing Date, the Vendor or Drive Organics, as applicable, shall provide any consents or authorizations required in order that the Purchaser may use and continue to carry on the business of Drive Organics under the Drive Organics trade name or corporate name. Following the Closing, Drive Organics and the Vendor shall not use the name Drive Organics or any Trademark, trade name or materials bearing the name Drive Organics in connection with the operation of their business and shall cause their respective Affiliates not to use the name Drive Organics or any trademark, trade name or materials bearing the name Drive Organics.

ARTICLE 5.
CONDITIONS OF CLOSING

5.1

Conditions for the Benefit of the Purchaser and the Purchaser Parent. The obligations of the Purchaser and the Purchaser Parent to complete the Transactions will be subject to the fulfilment of the following conditions at or prior to the Closing Time unless waived (to the extent such conditions can be waived) by the Purchaser:

(1)

Representations, Warranties and Covenants. The representations and warranties of the Vendor and Drive Organics made in or pursuant to this Agreement shall have been true and accurate as of the date of this Agreement and shall be true and accurate at the Closing Time in all respects (in the case of any representation or warranty containing any materiality or Material Adverse Effect qualifier) or in all material respects (in the case of any representation or warranty without any materiality or Material Adverse Effect qualifier) with the same force and effect as though such representations and warranties had been made as of the Closing Time without giving effect to any supplement to the Schedules. Each of the Vendor and Drive Organics shall have complied in all material respects with all covenants, agreements, obligations and conditions in this Agreement to be performed or caused to be performed by it at or prior to the Closing Time. In addition, the Vendor and Drive Organics shall have each delivered to the Purchaser a certificate of one of its senior officers, dated as of the Closing Date, confirming the foregoing. The receipt of such certificates and the completion of the Transactions shall not be deemed to constitute a waiver of any of the representations, warranties or covenants of the Vendor or Drive Organics contained in this Agreement. Such representations, warranties and covenants shall continue in full force and effect as provided in Section 3.3.

(2)

No Material Adverse Effect. There shall not have been after the date of this Agreement any Material Adverse Effect with respect to the Business or the Purchased Assets.

(3)

No Action to Restrain/No Adverse Law. No Law shall have been enacted, promulgated, or issued or deemed applicable to the Transactions, and no action or proceeding shall be pending or threatened (a) involving any challenge to, or seeking damages or other relief in connection with any of the Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Transactions.

(4)

Consents.

(a)

All filings, notifications and Consents with, to or from Regulatory Authorities and third parties, including the parties to the Material Contracts listed on Schedule 3.1(26) and the lessors of the Leased Premises listed on Schedule 3.1(33)(c), required to permit the change of ownership of the Purchased Assets contemplated hereby without resulting in the violation of or a default under or any termination, amendment or acceleration of any obligation under any licence, permit, lease, Law, or Material Contract affecting the Business or otherwise adversely affecting the Business, shall have been made, given or obtained and shall be in full force and effect.

(b)

All Consents, approvals, waivers or modifications to Restricted Rights required by the Purchaser shall have been obtained at or before the Closing Time on terms acceptable to the Purchaser.

(5)

Deliveries. The Vendor and Drive Organics shall have delivered to the Purchaser the following in form and substance satisfactory to the Purchaser:

(a)

a favourable opinion of counsel to the Vendor and Drive Organics satisfactory to the Purchaser, acting reasonably, in respect of those matters customary for transactions of the nature of the Transactions;

(b)

a certificate of one of the Vendor's senior officers, dated as of the Closing Date, certifying: (i) that attached thereto are true and complete copies of the charter documents and the by-laws of the Vendor and all amendments thereto as in effect as on such date; (ii) all resolutions of the board of directors of the Vendor approving the entering into of this Agreement and the completion of all Transactions, and (iii) as to the incumbency and genuineness of the signature of each officer of Vendor executing this Agreement or any of the other documents contemplated hereby;

(c)

a certificate of one of Drive Organics' senior officers, dated as of the Closing Date, certifying: (i) that attached thereto are true and complete copies of the charter documents and the by-laws of Drive Organics, and all amendments thereto as in effect as on such date; (ii) all resolutions of the board of directors and the sole shareholder of Drive Organics approving the entering into of this Agreement and the completion of all Transactions, and (iii) as to the incumbency and genuineness of the signature of each officer of Drive Organics executing this Agreement or any of the other documents contemplated hereby;

(d)

a certificate of compliance with respect to the Vendor;

(e)

a certificate of compliance with respect to Drive Organics;

(f)

the certificates referred to in Section 5.1(1);

(g)

a duly executed Vendor Non-Competition and Non-Solicitation Agreement;

(h)

a duly executed Reciprocal Natural Health Products Non-Competition Agreement;

(i)

a duly executed Transition Services Agreement;

(j)

all Records (unless part of the Excluded Assets) of the Vendor and Drive Organics and other documents referred to in this Agreement or any Schedule;

(k)

a purchase certificate issued by the Workplace Safety and Insurance Board;

(l)

active possession of the Purchased Assets to the Purchaser;

(m)

all documentation and other evidence reasonably requested by the Purchaser in order to establish the due authorization and consummation of the Transactions, including the taking of all corporate proceedings by the board of directors and shareholders of each of the Vendor and Drive Organics required to effectively carry out the Transactions and the obligations of each of the Vendor and Drive Organics pursuant to this Agreement;

(n)

deeds of Real Properties in registrable form (or authorizations and agreements for electronic registration, if applicable) and assignments of Leases;

(o)

all other necessary deeds, conveyances, bills of sale, discharges, assurances, transfers, assignments and any other documentation necessary or reasonably required to transfer the Purchased Assets to the Purchaser with a good and marketable title, free and clear of all Encumbrances whatsoever except for the Permitted Encumbrances; and

(p)

all documents associated with the Drive Organics name change, including the name change amendment to its charter documents and any consents or authorizations required in order that the Purchaser may use and continue to carry on the business of Drive Organics under the Drive Organics trade name or corporate name.

(6)

Due Diligence. The Purchaser and the Purchaser Parent shall be satisfied in each of their sole and absolute discretion with the results of their due diligence investigation and review of the Business, the Purchased Assets and the Assumed Liabilities, including financial, accounting, legal, environmental, systems, information technology, Tax and business investigations.

(7)

Title Work on Real Properties. The Purchaser shall have received commitments for title insurance or a title opinion or report in respect of the Real Properties in form and substance satisfactory to it.

5.2

Conditions for the Benefit of the Vendor. The obligations of the Vendor and Drive Organics to complete the Transactions will be subject to the fulfilment of the following conditions at or prior to the Closing Time:

(1)

Representations, Warranties and Covenants. The representations and warranties of the Purchaser and the Purchaser Parent made in or pursuant to this Agreement shall have been true and accurate as of the date of this Agreement and shall be true and accurate at the Closing Time in all respects (in the case of any representation or warranty containing any materiality or Material Adverse Effect qualifier) or in all material respects (in the case of any representation or warranty without any materiality or Material Adverse Effect qualifier) with the same force and effect as though such representations and warranties had been made as of the Closing Time. Each of the Purchaser and the Purchaser Parent shall have complied in all material respects with all covenants, agreements, obligations and conditions in this Agreement to be performed or caused to be performed by it at or prior to the Closing Time. In addition, the Purchaser and the Purchaser Parent shall have each delivered to the Vendor certificates of a senior officer, dated as of the Closing Date, confirming the foregoing. The receipt of such certificate and the completion of the Transactions shall not be deemed to constitute a waiver of any of the representations, warranties or covenants of the Purchaser or the Purchaser Parent contained in this Agreement. Such representations, warranties and covenants shall continue in full force and effect as provided in Section 3.4.

(2)

Deliveries. The Purchaser and the Purchaser Parent shall have delivered to the Vendor the following in form and substance satisfactory to the Vendor:

 (a)

a favourable opinion of counsel to each of the Purchaser and the Purchaser Parent satisfactory to the Vendor, acting reasonably, in respect of those matters customary for transactions of the nature of the Transactions;

 (b)

a certificate of a senior officer of the Purchaser, dated as of the Closing Date, certifying: (i) that attached thereto are true and complete copies of the charter documents and the by-laws of the Purchaser, and all amendments thereto as in effect as on such date; (ii) all resolutions of the board of directors of the Purchaser approving the entering into of this Agreement and the completion of all Transactions, and (iii) as to the incumbency and genuineness of the signature of each officer of the Purchaser executing this Agreement or any of the other documents contemplated hereby;

 (c)

a certificate of a senior officer of the Purchaser Parent, dated as of the Closing Date, certifying: (i) that attached thereto are true and complete copies of the charter documents and the by-laws of the Purchaser Parent, and all amendments thereto as in effect as on such date; (ii) all resolutions of the board of directors of the Purchaser Parent approving the entering into of this Agreement and the completion of all Transactions, and (iii) as to the incumbency and genuineness of the signature of each officer of the Purchaser Parent executing this Agreement or any of the other documents contemplated hereby;

(d)

a certificate of compliance in respect of the Purchaser;

(e)

a certificate of good standing in respect of the Purchaser Parent;

(f)

the certificates referred to in Section 5.2(1);

(g)

a duly executed Reciprocal Natural Health Products Non-Competition Agreement; and

(h)

a duly executed Transition Services Agreement.

 ARTICLE 6.
TERMINATION

 6.1

Termination. This Agreement may be terminated at any time prior to the Closing by:

 (1)

the consent of each of the Purchaser, the Purchaser Parent, the Vendor and Drive Organics;

 (2)

either the Purchaser or the Purchaser Parent or the Vendor or Drive Organics if the Closing shall not have been consummated by June 5, 2010, without liability to the terminating party on account of such termination; provided that the right to terminate this Agreement pursuant to this Section 6.1(2) shall not be available to a Party whose breach or violation of any representation, warranty, covenant, obligation or agreement under this Agreement has been the cause of or has resulted in the failure of the Closing to occur on or before such date;

(3)

the Purchaser or the Purchaser Parent if there has been a material breach by the Vendor or Drive Organics of any representation, warranty, covenant or agreement set forth in this Agreement or any of the documents contemplated hereby which breach would result in the failure to satisfy one or more of the conditions set forth in Section 5.1 which the Vendor or Drive Organics, as applicable, fails to cure within ten (10) Business Days after written notice thereof is given by the Purchaser;

(4)

the Vendor or Drive Organics if there has been a material breach by the Purchaser or the Purchaser Parent of any representation, warranty, covenant or agreement set forth in this Agreement or any of the documents contemplated hereby which breach would result in the failure to satisfy one or more of the conditions set forth in Section 5.2 which the Purchaser or the Purchaser Parent, as applicable, fails to cure within ten (10) Business Days after written notice thereof is given by the Vendor; or

(5)

any Party, if any permanent injunction or other order of a court or other competent authority preventing the Closing shall have become final and non-appealable; provided, however, that no Party shall be entitled to terminate this Agreement if such Party's material breach of this Agreement or any of the documents contemplated hereby has resulted in such permanent injunction or order.

Any termination pursuant to this Section 6.1 shall be effected by a written instrument signed by the Party or Parties so terminating to the other Parties hereto (if any), which notice shall specify the Section hereof pursuant to which this Agreement is being terminated.

6.2

Effect of Termination. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall be of no further force or effect without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, except for this Section 6.2, Sections 1.4 to 1.12 inclusive and Article 8, each of which shall survive the termination of this Agreement; provided, however, that if this Agreement is terminated because of a breach by any Party of the representations, warranties, covenants, obligations or agreements of such Party set forth in this Agreement, the terminating Party's right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 7.
CLOSING ARRANGEMENTS

 7.1

Place of Closing. The Closing shall take place at the Closing Time at the offices of Wildeboer Dellelce LLP, counsel to the Vendor, at 365 Bay Street, Suite 800, Wildeboer Dellelce Place, Toronto, Ontario M5H 2V1.

 7.2

Deliveries at the Closing. At the Closing Time, upon fulfillment of all the conditions set out in Article 5 that have not been waived in writing by the Purchaser and the Purchaser Parent or the Vendor, as applicable, the Vendor shall deliver such documents as are required or contemplated to be delivered by the Vendor or Vendor's counsel pursuant to this Agreement, the Purchase Price shall be paid or delivered in the manner provided in Section 2.3, and the Purchaser and the Purchaser Parent shall deliver such documents as are required or contemplated to be delivered by the Purchaser or the Purchaser Parent or their counsel pursuant to this Agreement.

ARTICLE 8.
INDEMNIFICATION

8.1

Indemnification by the Vendor. Subject to Section 3.3, the Vendor and Drive Organics shall severally (in the same proportion as the proportion of the Purchase Price allocated to each of the Vendor and Drive Organics in accordance with Section 2.2 of this Agreement) defend, indemnify, reimburse and save the Purchaser, Purchaser Parent, and each of the Purchaser's and the Purchaser Parent's directors, officers, employees, agents, Affiliates and successors and assigns (the "Purchaser Indemnified Parties") harmless for, from and against any losses arising from any Claims, including, without limitation, all reasonable costs and expenses incurred in preparing, defending, investigating or pursuing any such Claim and the reasonable fees, expenses and disbursements of legal counsel, accountants and other professional advisors (in each case on a full indemnity basis) incurred in connection therewith (collectively, "Losses"), whether or not arising due to third party Claims, which they may suffer or incur directly or indirectly as a result of or in connection with or relating to:

(1)

the Excluded Assets or any failure by the Vendor or Drive Organics to fully satisfy and discharge the Excluded Liabilities;

(2)

any misrepresentation or any incorrectness in or breach of any representation, warranty or covenant on the part of the Vendor or Drive Organics contained in this Agreement or in any certificate or document delivered pursuant to or contemplated by this Agreement disregarding for the purposes of this Section 8.1(2), any knowledge, materiality or Material Adverse Effect qualification contained in such representation, warranty or covenant;

(3)

any failure of the Vendor or Drive Organics to perform or fulfil any of its covenants or obligations under this Agreement;

(4)

Liability to any third Persons and warranty obligations respecting products manufactured or sold, or services provided, by the Vendor or Drive Organics prior to the Closing Date;

(5)

except as set forth in Schedule 8.1(5), the failure to obtain any necessary approvals, Consents, waivers or modifications for any Restricted Rights referred to in Section 2.11 including, without limitation, any Losses relating to any resultant termination of any such Restricted Rights or any increase of obligations or decrease of rights or entitlements of the Purchaser; and

(6)

those matters specifically identified in Schedule 8.1(6) .

For the avoidance of doubt, the Vendor and Drive Organics acknowledge and agree that their obligations to indemnify the Purchaser Indemnified Parties under the terms of this Section 8.1 do not eliminate the Vendor's and Drive Organics' obligations to satisfy all Excluded Liabilities, and that the Deductible and the Cap described below shall not apply thereto.

 8.2

Indemnification by the Purchaser and Purchaser Parent. Subject to Section 3.4, the Purchaser and the Purchaser Parent shall jointly and severally defend, indemnify, reimburse and save the Vendor, Drive Organics, and each of the Vendor's and Drive Organics' directors, officers, employees, agents, Affiliates and successors and assigns (the "Vendor Indemnified Parties") harmless for, from and against all Losses, whether or not arising due to third party Claims, which they may suffer or incur directly or indirectly as a result of or in connection with or relating to:

(1)

any failure by the Purchaser to fully satisfy and discharge the Assumed Liabilities;

(2)

any misrepresentation or any incorrectness in or breach of any representation, warranty or covenant on the part of the Purchaser or the Purchaser Parent contained in this Agreement or in any certificate or document delivered pursuant to or contemplated by this Agreement disregarding for the purposes of this Section 8.2(2), any knowledge or materiality qualification contained in such representation, warranty or covenant;

(3)

any Transferred Employees who accept the Purchaser's offer of employment as contemplated under Section 4.6 and which arise from the actions or omissions of the Purchaser following the Closing Time; and

(4)

any failure of the Purchaser to perform or fulfill any of its covenants or obligations under this Agreement.

For the avoidance of doubt, the Purchaser and Purchaser Parent acknowledge and agree that their obligations to indemnify the Vendor Indemnified Parties under the terms of this Section 8.2 do not eliminate the Purchaser's and the Purchaser Parent's obligations with respect to any Assumed Liabilities and that the Deductible and the Cap described below shall not apply thereto.

8.3

Notice of Claim. A Party entitled to and seeking indemnification pursuant to the terms of this Agreement (the "Indemnified Party") shall promptly give written notice to the Party or Parties, as applicable, responsible for indemnifying the Indemnified Party (the "Indemnifying Party") of any claim for indemnification pursuant to Sections 8.1 or 8.2 (an "Indemnification Claim", which term shall include more than one Indemnification Claim). Such notice shall specify whether the Indemnification Claim arises as a result of a claim by a person against the Indemnified Party (a "Third Party Claim") or whether the Indemnification Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available):

(1)

the factual basis for the Indemnification Claim; and

(2)

the amount of the Indemnification Claim, or, if any amount is not then determinable, an approximate and reasonable estimate of the likely amount of the Indemnification Claim.

Unless the notification occurs after the expiration of the specified periods set out in Section 3.3 or 3.4, as applicable, the omission to notify the Indemnifying Party in accordance with this Section 8.3 will not relieve the Indemnifying Party from any obligation to indemnify the Indemnified Party, except to the extent that such omission to do so materially prejudices any defences available (or that would have been available) to the Indemnifying Party.

8.4

Procedure for Indemnification.

(1)

Direct Claims. With respect to Direct Claims, following receipt of notice from the Indemnified Party of an Indemnification Claim, the Indemnifying Party shall have 30 days to make such investigation of the Indemnification Claim as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Indemnification Claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Indemnification Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Indemnification Claim subject to the limitations of Section 8.5(2) .

(2)

Third Party Claims. With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the negotiation, settlement or defence of such Third Party Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's out-of-pocket expenses incurred as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall reasonably cooperate with the Indemnifying Party, shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim at its own expense and shall have the right to disagree on reasonable grounds with the selection and retention of counsel, in which case counsel satisfactory to the Indemnifying Party and the Indemnified Party shall be retained by the Indemnifying Party. If the Indemnifying Party, having elected to assume such control, thereafter fails to defend any such Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If the Indemnifying Party assumes the defence of a Third Party Claim, it shall be deemed to have acknowledged its obligation to indemnify and hold the Indemnified Party harmless with respect to the Third Party Claim in accordance with the terms of Article 8.

8.5

General Indemnification Rules. The obligations of the Indemnifying Party to indemnify the Indemnified Party in respect of Indemnification Claims shall also be subject to the following:

(1)

Any Indemnification Claim arising as a result of a misrepresentation or incorrectness in or breach of any representation or warranty shall be made not later than the date on which, pursuant to Sections 3.3 and 3.4, such representation and warranty terminated.

(2)

The Indemnifying Party's obligation to indemnify the Indemnified Party shall only apply to the extent that the Indemnified Party has incurred Losses exceeding, in the aggregate, $680,000 (the "Deductible") (and shall only apply in respect of such excess); provided, however, that (i) indemnification with respect to the representations and warranties set forth in Sections 3.1(6), 3.1(7), 3.1(21), 3.1(33)(b), 3.1(38) and 3.2(3), (ii) indemnification based upon or arising out of fraud, fraud in the inducement, willful misconduct, fraudulent misrepresentation or intentional misrepresentation, (iii) indemnification based on Sections 8.1(1) and 8.2(1), (iv) indemnification based on Section 8.1(5), and (v) indemnification based on Section 8.1(6) shall not be subject to the Deductible (and the Indemnified Party shall be entitled to claim the full amount of all such Losses). Notwithstanding anything to the contrary in the Agreement, the aggregate Liability of an Indemnifying Party to the Indemnified Party under this Article 8 shall be limited to $17,000,000 (the "Cap"); provided, however, that (i) indemnification with respect to the representations and warranties set forth in Sections 3.1(6), 3.1(7), 3.1(21), 3.1(33)(b), 3.1(38) and 3.2(3), indemnification based upon or arising out of fraud, fraud in the inducement, willful misconduct, fraudulent misrepresentation or intentional misrepresentation, indemnification based on Sections 8.1(1) and 8.2(1), indemnification based on Section 8.1(5) and indemnification based on paragraphs (a) and (b) of Schedule 8.1(6) shall not be subject to the Cap and (ii) indemnification based on paragraph (c) of Schedule 8.1(6) shall be limited to $2,000,000 in aggregate, shall not be applied against the Cap and shall, therefore, be excluded when determining if the Cap has been exceeded.

(3)

If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable Law to make a payment to any person (a "Third Party") with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for any such payment. If the amount of any Losses of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

(4)

Except in the circumstance contemplated by Section 8.5(5), and whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnified Party shall not negotiate, settle, compromise or pay any Third Party Claim except with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld).

(5)

The Indemnified Party shall not permit any right of appeal in respect of any Third Party Claim to terminate without giving the Indemnifying Party notice and an opportunity to contest such Third Party Claim.

(6)

The Indemnified Party and the Indemnifying Party shall cooperate fully with each other with respect to Third Party Claims and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

(7)

Notwithstanding Section 8.4(2), the Indemnifying Party shall not settle any Third Party Claim or conduct any related legal or administrative proceeding in a manner which would, in the opinion of the Indemnified Party, acting reasonably, have a material adverse impact on the Indemnified Party.

(8)

Subject to the provisions of Section 4.8(b) and Section 9.8 with respect to the Purchaser's and the Purchaser Parent's rights to specific performance, the provisions of this Article 8 shall constitute the sole remedy available to a Party against another Party with respect to any and all breaches of any agreement, covenant, representation or warranty made by such other Party in this Agreement; provided, however, that nothing in this Agreement shall limit any Party's remedies for fraud, fraud in the inducement, willful misconduct, fraudulent misrepresentation or intentional misrepresentation.

(9)

The amount of any Indemnification Claim due under this Agreement shall be reduced by:

(a)

the amount of any insurance or other reimbursement received by the Indemnified Party in relation to the breach or other event giving rise to the Indemnification Claim; and

(b)

the amount recovered under any counterclaims against third parties in relation to the breach or other event giving rise to the Indemnification Claim.

(10)

Each Indemnified Party shall use commercially reasonable efforts to mitigate the amount of damages for which an Indemnification Claim is made under this Article 8.

ARTICLE 9.
GENERAL

9.1

Confidentiality. Each of the Purchaser and the Purchaser Parent covenants and agrees that, except as otherwise authorized by the Vendor or permitted by the Confidentiality Agreement, neither the Purchaser or Purchaser Parent, nor their representatives, agents or employees will disclose to third parties, directly or indirectly, any confidential information or confidential data relating to the Vendor or the Business discovered or received by the Purchaser or its representatives, agents or employees as a result of the Vendor making available to the Purchaser and Purchaser parent, and their respective representatives, agents or employees the information requested by them in connection with the Transactions. The confidentiality obligations of the Parties in the Confidentiality Agreement shall survive the entering into of this Agreement and the consummation of the Transaction contemplated under this Agreement. For the purposes of this Section 9.1, the Purchaser shall be deemed to be a party to the Confidentiality Agreement and subject to the same confidentiality obligations thereunder as the Purchaser Parent.

9.2

 Notices.

(1)

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by facsimile or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

(a)	if to the Vendor or Drive Organics:
SunOpta Inc.
2838 Bovaird Drive West
Brampton, Ontario L7A 0H2

Attention: Chief Executive Officer
Fax No.: 905-455-2529

with a copy to (which shall not constitute notice):

Wildeboer Dellelce LLP
365 Bay Street, Suite 800
Toronto, Ontario M5H 2V1

Attention: Troy Pocaluyko
Fax No.: 416-361-1790

(b)	if to the Purchaser or the Purchaser Parent:

United Natural Foods, Inc.
313 Iron Horse Way
Providence, Rhode Island 02908

Attention: Chief Executive Officer
Fax No.: 804-784-8893

with a copy to (which shall not constitute notice):

Bass, Berry & Sims, PLC
150 Third Avenue South
Suite 2800
Nashville, Tennessee 37201

Attention F. Mitchell Walker, Jr.
Fax No. 615-742-6275
and to

Osler, Hoskin & Harcourt LLP
100 King Street West
1 First Canadian Place
Suite 6100, P.O. Box 50
Toronto, Ontario M5X 1B8

Attention: Emmanuel Pressman
Fax No.: 416-862-6666

 (2)

 Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as described.

(3)

Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 9.2.

9.3

Public Announcements and Disclosure. The Parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the Transactions and, except as required by any applicable Law, no Party shall issue any such press release or make any such public announcement without the prior written consent of the others, which consent shall not be unreasonably withheld or delayed. Prior to any such press release or public announcement, none of the Parties shall disclose this Agreement or any aspect of the Transactions except to its board of directors, its senior management, its legal, accounting, financial or other professional advisors, any financial institution contacted by it with respect to any financing required in connection with the Transactions and counsel to such institution, or as may be required by any applicable Law or stock exchange having jurisdiction.

9.4

Assignment. The Purchaser may assign its rights under this Agreement in whole or in part to any other Person; provided, however, that any such assignment shall not relieve the Purchaser from any of its obligations hereunder. Each of the Vendor and Drive Organics shall not assign its rights under this Agreement. This Agreement and the obligations of the Parties hereunder shall enure to the benefit of and be binding on any successor or permitted assign hereunder.

9.5

Best Efforts. The Parties acknowledge and agree that, for all purposes of this Agreement, an obligation on the part of any Party to use its "best efforts" to obtain any waiver, Consent or other document shall not, except as described in Schedule 2.11(c)(i), require such Party to make any payment to any Person for the purpose of procuring the same, other than payments for amounts due and payable to such Person, payments for incidental expenses incurred by such Person and payments required by any applicable law or regulation.

9.6

Expenses. Unless otherwise provided, each of the Vendor and the Purchaser shall be responsible for the expenses (including fees and expenses of legal advisers, accountants and other professional advisers) incurred by them, respectively, in connection with the negotiation and settlement of this Agreement and the completion of the Transactions. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

9.7

Further Assurances. Each of the Parties shall promptly do, make, execute, deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Parties may reasonably require from time to time after Closing at the expense of the requesting Party for the purpose of giving effect to this Agreement and shall use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

9.8

Specific Enforcement. Each of the Vendor and Drive Organics recognizes, acknowledges and agrees that the Purchaser and the Purchaser Parent would each be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Vendor or Drive Organics could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which each of the Purchaser and the Purchaser Parent may be entitled, at law or in equity, each shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent any breach or threatened breach of any of the provisions of this Agreement, without posting bond or other undertaking. In the event that the Purchaser or the Purchaser Parent shall bring any action in equity to enforce the provisions of the Agreement, the Vendor and Drive Organics shall not allege, and each of the Vendor and Drive Organics hereby waives the defense, that there is an adequate remedy at Law.

9.9

Entire Agreement. This Agreement, including all Schedules, and the Confidentiality Agreement constitutes the entire agreement between the Parties with respect to the subject matter and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, including the letter of intent between the Parties dated February 19, 2010 (as amended). There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter except provided in this Agreement. No reliance is placed by any Party on any warranty, representation, opinion, advice or assertion of fact made by any Party or its directors, officers, employees or agents, to any other Party or its directors, officers, employees or agents, except to the extent that it has been reduced to writing and included in this Agreement or any certificate delivered pursuant to Section 5.1(1) or 5.2(1) .

9.10

Investment Canada Act Notification. The Purchaser and the Purchaser Parent shall file the notice required under the Investment Canada Act (Canada) in connection with the consummation of the Transactions within the applicable time period prescribed thereunder.

9.11

Waiver, Amendment. Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

9.12

Rights Cumulative. The rights and remedies of the Parties are cumulative and not alternative.

9.13

Counterparts. This Agreement may be executed in any number of counterparts, and/or by facsimile or e-mail transmission of Adobe Acrobat files, each of which shall constitute an original and all of which, taken together, shall constitute one and the same instrument. Any Party executing this Agreement by fax or Adobe Acrobat file shall, immediately following a request by any other Party, provide an originally executed counterpart of this Agreement provided, however, that any failure to so provide shall not constitute a breach of this Agreement except to the extent that such electronic execution is not otherwise permitted under the Electronic Commerce Act, 2000 (Ontario).

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF this Agreement has been executed by the Parties.

UNITED NATURAL FOODS, INC.

Per: /s/Steven Spinner
Name: Steven Spinner
Title: President and CEO

UNFI CANADA, INC.

Per: /s/Mark E. Shamber
Name: Mark E. Shamber
Title: Authorized Signatory

SUNOPTA INC.

Per: /s/Steven Bromley
Name: Steven Bromley
Title: President and CEO

DRIVE ORGANICS CORP.

Per: /s/Steven Bromley
Name: Steven Bromley
Title: President and CEO

(Signature page to Asset Purchase Agreement)